EXHIBIT 2.1

AGREEMENT AND PLAN OF REORGANIZATION

DATED AS OF DECEMBER 12, 2016

BY AND BETWEEN

PACIFIC PREMIER BANCORP, INC.

AND

HERITAGE OAKS BANCORP

Article I CERTAIN DEFINITIONS	1
1.01 Certain Definitions	1
Article II THE MERGER	9
2.01 The Merger.	9
2.02 Effective Date and Effective Time; Closing.	10
2.03 Bank Merger	10
Article III CONSIDERATION AND EXCHANGE PROCEDURES	11
3.01 Conversion of Shares	11
3.02 Exchange Procedures.	11
3.03 Rights as Shareholders	13
3.04 No Fractional Shares	13
3.05 Intentionally Omitted.	13
3.06 Anti-Dilution Provisions	13
3.07 Withholding Rights	14
3.08 HEOP Options, HEOP Restricted Stock and HEOP Restricted Stock Units	14
3.09 Reservation of Shares	16
Article IV ACTIONS PENDING ACQUISITION	16
4.01 Forbearances of HEOP	16
4.02 Forbearances of PPBI	20
Article V REPRESENTATIONS AND WARRANTIES	21
5.01 Disclosure Schedules	21
5.02 Standard	21
5.03 Representations and Warranties of HEOP	21
5.04 Representations and Warranties of PPBI	43
Article VI COVENANTS	49
6.01 Reasonable Best Efforts	49
6.02 Shareholder Approval.	50
6.03 Registration Statement.	51
6.04 Regulatory Filings.	52
6.05 Press Releases	52
6.06 Access; Information.	53
6.07 Acquisition Proposals.	55
6.08 Certain Policies	56

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6.09 Nasdaq Listing	57
6.10 Indemnification.	57
6.11 Benefit Plans.	59
6.12 Employment Agreements	60
6.13 Appointment of Directors; Establishment of Community Advisory Board	60
6.14 Notification of Certain Matters	61
6.15 Estoppel Letters	61
6.16 Assumption of Indenture Obligations	61
6.17 Antitakeover Statutes	61
6.18 Consents	61
6.19 Exemption from Liability Under Section 16(b)	61
Article VII CONDITIONS TO CONSUMMATION OF THE MERGER	62
7.01 Conditions to Each Party’s Obligation to Effect the Merger	62
7.02 Conditions to Obligation of HEOP	63
7.03 Conditions to Obligation of PPBI	63
Article VIII TERMINATION	64
8.01 Termination	64
8.02 Effect of Termination and Abandonment.	65
Article IX MISCELLANEOUS	67
9.01 Survival	67
9.02 Waiver; Amendment	67
9.03 Counterparts	67
9.04 Governing Law	67
9.05 Expenses	67
9.06 Notices	68
9.07 Entire Understanding; Limited Third Party Beneficiaries	68
9.08 Severability	69
9.09 Enforcement of the Agreement	69
9.10 Interpretation	69
9.11 Assignment	69
9.12 Alternative Structure	69

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ANNEX A Form of Shareholder Agreement	A-1
ANNEX B Certificate of Merger	B-1
ANNEX C Bank Merger Agreement	C-1
ANNEX D Form of Landlord Estoppel Letter	D-1

iii

AGREEMENT AND PLAN OF REORGANIZATION, dated as of December 12, 2016 by and between Pacific Premier Bancorp, Inc. (“PPBI”) and Heritage Oaks Bancorp (“HEOP”).

RECITALS

A.       HEOP. HEOP is a California corporation, having its principal place of business in Paso Robles, California.

B.       PPBI. PPBI is a Delaware corporation, having its principal place of business in Irvine, California.

C.       Intention of the Parties. It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and formal guidance issued thereunder.

D.       Board Action. The respective Boards of Directors of each of PPBI and HEOP have determined that it is in the best interests of their respective companies and their shareholders to enter into this Agreement.

E.       Shareholder Agreements. As a material inducement to PPBI to enter into this Agreement, and simultaneously with the execution of this Agreement, each Shareholder is entering into an agreement, substantially in the form attached hereto as Annex A (collectively, the “Shareholder Agreements”), pursuant to which they have agreed, among other things, both to vote their shares of HEOP Common Stock in favor of this Agreement and to not solicit the customers or employees of PPBI and Pacific Premier.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties to this Agreement agree as follows:

Article I

CERTAIN DEFINITIONS

1.01          Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.07.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person.

“Agreement” means this Agreement and Plan of Reorganization, as amended or modified from time to time in accordance with Section 9.02.

“Bank Merger” has the meaning set forth in Section 2.03.

“Bank Merger Agreement” means the Bank Merger Agreement by and between Pacific Premier and Heritage Oaks Bank, the form of which is attached hereto as Annex C, as amended or modified from time to time in accordance with its provisions.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“Book-Entry Shares” means shares of HEOP Common Stock held in book-entry form immediately prior to the Effective Time.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the State of California are authorized or obligated to close.

“Certificate” means any certificate which immediately prior to the Effective Time represented shares of HEOP Common Stock.

“Certificate of Merger” has the meaning set forth in Section 2.02(a).

“CFC” means the California Financial Code, as amended.

“CGCL” means the California General Corporation Law, as amended.

“Change in Recommendation” has the meaning set forth in Section 6.02(a).

“Closing” and “Closing Date” have the meanings set forth in Section 2.02(b).

“Code” has the meaning set forth in the preamble to this Agreement.

“Community Reinvestment Act” means the Community Reinvestment Act of 1977, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.06(c).

“Control Transaction” has the meaning set forth in Section 8.02(b)(ii).

“Converted HEOP Option” has the meaning set forth in Section 3.08(a).

“DBO” means the California Department of Business Oversight – Division of Financial Institutions.

“Derivatives Contract” has the meaning set forth in Section 5.03(q)(ii).

“DGCL” means the Delaware General Corporation Law, as amended.

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“DOL” has the meaning set forth in Section 5.03(m)(i).

“Effective Date” has the meaning set forth in Section 2.02(a).

“Effective Time” has the meaning set forth in Section 2.02(a).

“Employees” has the meaning set forth in Section 5.03(m)(i).

“Environmental Laws” has the meaning set forth in Section 5.03(o).

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“Equity Investment” means (a) an Equity Security; (b) an ownership interest in any company or other entity or a membership interest that includes a voting right in any company or other entity; and (c) any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

“Equity Security” means any stock, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and formal guidance issued thereunder.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 3.03(a).

“Exchange Ratio” has the meaning set forth in Section 3.01(b).

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of San Francisco.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization.

“Hazardous Substance” has the meaning set forth in Section 5.03(o).

“HEOP” has the meaning set forth in the preamble to this Agreement.

“HEOP Articles” means the Articles of Incorporation of HEOP, as amended.

“HEOP Board” means the Board of Directors of HEOP.

“HEOP Bylaws” means the Bylaws of HEOP, as amended.

“HEOP Common Stock” means the common stock, no par value per share, of HEOP.

“HEOP Group” means any or all of HEOP and its Subsidiaries or any predecessor of or any successor to any or all of HEOP and its Subsidiaries (or to another such predecessor or successor). References herein to the HEOP Group shall be deemed to refer to both the HEOP Group as a whole and to each individual member thereof, as well as to groups comprising some, but not all, of HEOP and its Subsidiaries.

“HEOP IT Systems” has the meaning set forth in Section 5.03(t)(iii).

“HEOP Loan Property” has the meaning set forth in Section 5.03(o).

“HEOP Meeting” has the meaning set forth in Section 6.02(a).

“HEOP NQDP” has the meaning set forth in Section 5.03(m)(vii).

“HEOP Options” means the options to acquire HEOP Common Stock.

“HEOP Performance Restricted Stock Units” has the meaning set forth in Section 3.08(e).

“HEOP Preferred Stock” means the preferred stock, no par value per share, of HEOP.

“HEOP Restricted Stock” has the meaning set forth in Section 3.08(c).

“HEOP Restricted Stock Units” has the meaning set forth in Section 3.08(b).

“HEOP Retirement Plan” has the meaning set forth in Section 6.11(e).

“HEOP’s Securities Documents” has the meaning set forth in Section 5.03(g)(i).

“HEOP Stock-Based Plans” means the Heritage Oaks Bancorp 2015 Equity Incentive Plan and the 2005 Equity-Based Compensation Plan.

“Heritage Oaks Bank” means Heritage Oaks Bank, a California-chartered bank and a wholly-owned subsidiary of HEOP.

“Heritage Oaks Bank Board” means the Board of Directors of Heritage Oaks Bank.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.10(a).

“Indentures” means the following three (3) indentures: (i) Indenture dated as of October 14, 2003 between Mission Community Bancorp, as Issuer, and Wilmington Trust Company, as Trustee; (ii) Indenture dated as of April 28, 2006 (as amended by a supplemental indenture on October 21, 2011) between Santa Lucia Bancorp, as Issuer, and Wells Fargo Bank, N.A., as Trustee; and (iii) Indenture dated as of October 27, 2006 between HEOP, as Issuer, and Wilmington Trust Company, as Trustee.

“Insurance Policies” has the meaning set forth in Section 5.03(w).

“Intellectual Property” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, extensions and re-examinations thereof; (b) all trademarks whether registered or unregistered, service marks, domain names, corporate names and all combinations thereof, and associated therewith; (c) all copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (d) all datasets, databases and related documentation; and (e) all other intellectual property and proprietary rights.

“IRS” has the meaning set forth in Section 5.03(m)(i).

“Knowledge” means facts and other information which, as of the date hereof, the chief executive officer, president, chief financial officer, chief operating officer, chief information officer, chief credit officer and chief bank counsel (and any officer superior to any of the foregoing) of a party or any Subsidiary of such party actually knows after due inquiry.

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance other than Permitted Liens.

“Loans” has the meaning set forth in Section 4.01(s).

“Material Adverse Effect” means, with respect to PPBI or HEOP, any effect that (i) is material and adverse to the financial condition, results of operations or business of PPBI and its Subsidiaries taken as a whole or HEOP and its Subsidiaries taken as a whole, as the case may be, or (ii) would materially impair the ability of any of PPBI and its Subsidiaries or HEOP and its Subsidiaries, as the case may be, to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect with respect to subclause (i) shall not be deemed to include the impact of (a) changes after the date hereof in laws or regulation of general applicability to banks, savings institutions and their holding companies or interpretations thereof by Governmental Authorities, (b) changes after the date hereof in GAAP or regulatory accounting requirements applicable to banks, savings institutions and their holding companies generally, (c) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (d) changes resulting from conditions affecting the banking and financial services industry or changes in global, national or regional political conditions or market conditions (including changes in prevailing interest rates or exchange rates) affecting banks, savings institutions and their holding companies generally, (e) the public announcement or pendency of the Transaction, including the impact of the Transaction on relationships with customers or employees or the incurrence of the Merger Related Expenses, (f) any modifications or changes to valuation policies and practices in connection with the Transaction or restructuring charges taken in connection with the Transaction, in each case in accordance with GAAP, (g) the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof (unless otherwise excluded hereunder), or changes in the trading price or trading volume of a party’s common stock, in and of itself, but not including the underlying causes thereof (unless otherwise excluded hereunder), and (h) with respect to HEOP, the effects of any action or omission taken with the prior consent of PPBI or as otherwise required by this Agreement; provided that the effect of such changes described in clauses (a), (b), (c) and (d) shall not be excluded when determining whether a Material Adverse Effect has occurred to the extent of a materially disproportionate impact, if any, on PPBI and its Subsidiaries as a whole on the one hand, or HEOP and its Subsidiaries on the other hand, as measured relative to similarly situated companies in the banking industry.

“Material Contracts” has the meaning set forth in Section 5.03(k)(i).

“Maximum Insurance Amount” has the meaning set forth in Section 6.10(c).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” means the aggregate number of whole shares of PPBI Common Stock, plus cash in lieu of any fractional share interest, payable to the holders of HEOP Common Stock in connection with the Transaction.

“Merger Related Expenses” means all costs, fees and expenses incurred or to be incurred by HEOP and its Subsidiaries in connection with this Agreement and the Transaction up to and including the Closing of the Transaction, including but not limited to the fees and expenses associated with the termination of any Material Contracts that are required to be terminated on or before the Closing pursuant to their terms in connection with the Transaction or that PPBI and HEOP otherwise mutually agree to terminate on or before the Closing, fees and expenses of their attorneys, accountants, investment bankers and other advisors. An estimate of Merger Related Expenses shall be set forth in Section 1.01(a) of HEOP’s Disclosure Schedule, which shall be updated within five Business Days prior to the Closing Date.

“Nasdaq” means the Nasdaq Global Market or such other securities exchange on which the PPBI Common Stock may be listed.

“National Labor Relations Act” means the National Labor Relations Act, as amended.

“OREO” means other real estate owned.

“Pacific Premier” means Pacific Premier Bank, a California-chartered bank and a wholly-owned subsidiary of PPBI.

“Pacific Premier Articles” means the Articles of Incorporation of Pacific Premier, as amended.

“Pacific Premier Board” means the Board of Directors of Pacific Premier.

“Pacific Premier Bylaws” means the Amended and Restated Bylaws of Pacific Premier, as amended.

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Permitted Lien” means (i) statutory Liens securing payments not yet delinquent (or being contested in good faith and for which adequate reserves have been established), (ii) Liens for real property Taxes not yet delinquent, or (iii) easements, rights of way, restrictive covenants, imperfections or irregularities of title, and other similar encumbrances or Liens that do not materially affect the value or prohibit the current use of the property or asset subject thereto.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

“PPBI” has the meaning set forth in the preamble to this Agreement.

“PPBI Average Share Price” shall mean the average closing price per share of PPBI Common Stock, as reported on Nasdaq, for the 20 trading days ending on and including the fifth trading day prior to the Closing Date.

“PPBI Benefit Plans” has the meaning set forth in Section 5.04(l)(i).

“PPBI Board” means the Board of Directors of PPBI.

“PPBI Bylaws” means the Amended and Restated Bylaws of PPBI.

“PPBI Certificate” means the Amended and Restated Certificate of Incorporation of PPBI.

“PPBI Common Stock” means the common stock, $0.01 par value per share, of PPBI.

“PPBI Meeting” has the meaning set forth in Section 6.02(c).

“PPBI Preferred Stock” means the preferred stock, $0.01 par value per share, of PPBI.

“PPBI Securities Documents” has the meaning set forth in Section 5.04(g)(i).

“Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used; provided, that any information set forth in any section of a party’s Disclosure Schedule shall be deemed to apply to and be set forth in each other section or subsection of its Disclosure Schedule, if its relevance to such other section or subsection is reasonably apparent on its face.

“Proxy Statement” has the meaning set forth in Section 6.03(a).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Representatives” has the meaning set forth in Section 6.07(a).

“Restricted Stock Unit Merger Consideration” has the meaning set forth in Section 3.08(b).

“Retiree Welfare Plan” means any Benefit Plan providing for retiree health and life benefits, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Creditor Exemption” has the meaning set forth in Section 5.03(o).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Senior Officer” means an employee of HEOP with the title of senior vice president or higher.

“Shareholders” means each director and the chief executive officer, chief financial officer, chief credit officer, chief information officer and chief bank counsel of HEOP.

“Shareholder Agreements” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” has the meaning ascribed to that term in Rule l-02 of Regulation S-X of the SEC.

“Superior Proposal” has the meaning set forth in Section 6.07(a).

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tangible Common Equity” means HEOP’s total shareholders’ equity (i) excluding intangible assets, (ii) excluding accumulated other comprehensive income or loss, and (iii) adding back any Merger Related Expenses incurred by HEOP prior to the Closing Date on a tax-adjusted basis (to the extent there was a tax benefit recorded by HEOP as a result of the incurrence of such expense) based on HEOP’s marginal tax rate; provided that “total shareholders’ equity,” “intangible assets” and “accumulated other comprehensive income or loss” shall each be calculated in accordance with GAAP and the HEOP Financial Statements.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property (real or personal), real property gains, registration, alternative minimum, add-on minimum, value added, natural resources, social security, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return (including any amended return), declaration or other report (including elections, declarations, claims for refunds, schedules, estimates and information returns) with respect to any Taxes (including estimated taxes).

“Termination Fee” has the meaning set forth in Section 8.02(b).

“Transaction” means the Merger, the Bank Merger and any other transactions contemplated by this Agreement.

“Treasury Regulations” has the meaning set forth in Section 5.03(p)(xv).

Article II

THE MERGER

2.01          The Merger.

(a)                The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, HEOP shall merge with and into PPBI (the “Merger”) in accordance with the applicable provisions of the DGCL and the CGCL, the separate corporate existence of HEOP shall cease and PPBI shall survive and continue to exist as a corporation incorporated under the DGCL (PPBI, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation”).

(b)               Name. The name of the Surviving Corporation shall be “Pacific Premier Bancorp, Inc.”

(c)                Certificate and Bylaws. The certificate of incorporation and bylaws of the Surviving Corporation immediately after the Merger shall be the PPBI Certificate and the PPBI Bylaws as in effect immediately prior to the Merger.

(d)               Directors and Executive Officers of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Merger shall be the directors of PPBI immediately prior to the Merger, except for the addition of three new directors as contemplated by Section 6.13, each of whom shall serve until the first annual meeting of stockholders of PPBI following the Effective Time and until his or her successor shall be duly elected and qualified. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of PPBI immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified.

(e)                Authorized Capital Stock. The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the PPBI Certificate immediately prior to the Merger.

(f)                Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in accordance with the DGCL and CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of HEOP shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of HEOP shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

(g)               Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, record or otherwise confirm the Surviving Corporation’s right, title or interest in, to or under any of the rights, properties or assets of HEOP acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, HEOP, and its proper officers and directors, acting in such corporate capacity and not individually, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

2.02          Effective Date and Effective Time; Closing.

(a)        Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause a certificate of merger relating to the Merger, the form of which is attached hereto as Annex B (the “Certificate of Merger”), to be filed with the Secretary of State of the State of Delaware pursuant to the DGCL on (i) a date mutually selected by PPBI and HEOP after such satisfaction or waiver which is no later than the later of (A) five Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing. The parties shall cause a copy of the Certificate of Merger certified by the Secretary of State of the State of Delaware to be filed with the Secretary of State of the State of California immediately following the receipt of such certified copy from the Secretary of State of the State of Delaware. The Merger provided for herein shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or such later time as specified in the Certificate of Merger. The date of such filing with the Secretary of State of the State of Delaware is herein called the “Effective Date.” The “Effective Time” of the Merger shall be the time of such filing or as set forth in such filing.

(b)       A closing (the “Closing”) shall take place immediately prior to the Effective Time at the offices of Holland & Knight LLP, 800 17th Street, N.W., Washington, D.C. 20006, or at such other place, at such other time, or on such other date as the parties may mutually agree upon in writing (such date, the “Closing Date”). At the Closing, there shall be delivered to PPBI and HEOP the certificates and other documents required to be delivered under Article VII hereof.

2.03          Bank Merger. As soon as practicable after the execution of this Agreement, or on such later date as PPBI shall specify in writing, PPBI and HEOP shall cause Pacific Premier and Heritage Oaks Bank, respectively, to enter into the Bank Merger Agreement, the form of which is attached hereto as Annex C, which provides for the merger of Heritage Oaks Bank with and into Pacific Premier (the “Bank Merger”), in accordance with applicable laws and regulations and the terms of the Bank Merger Agreement, as soon as practicable after consummation of the Merger. The Bank Merger Agreement provides that the directors of Pacific Premier immediately after the Bank Merger shall be the directors of Pacific Premier immediately prior to the Bank Merger, except for the addition of the three new directors as contemplated by Section 6.13.

Article III

CONSIDERATION AND EXCHANGE PROCEDURES

3.01          Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of HEOP Common Stock:

(a)                PPBI Common Stock. Each share of PPBI Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

(b)               HEOP Common Stock. Subject to Sections 3.02, 3.05, 3.06 and 3.07, each share of HEOP Common Stock issued and outstanding immediately prior to the Effective Time (including any shares that were issued as restricted stock and for which the vesting conditions have been satisfied) shall be converted into, and shall be canceled in exchange for, the right to receive 0.3471 shares of PPBI Common Stock (the “Exchange Ratio”).

3.02          Exchange Procedures.

(a)                Mailing of Transmittal Material. Provided that HEOP has delivered, or caused to be delivered, to American Stock Transfer and Trust Company (the “Exchange Agent”) all information which is reasonably necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, promptly following the Effective Date (but in no event more than three (3) Business Days after the Effective Date), mail and otherwise make available to each holder of record of HEOP Common Stock, a notice and a form of letter of transmittal, in a form reasonably acceptable to HEOP (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate(s) theretofore representing shares of HEOP Common Stock shall pass, only upon proper delivery of such Certificate(s) to the Exchange Agent or transfer of Book-Entry Shares to the Exchange Agent), advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate(s) or Book-Entry Shares in exchange for the Merger Consideration to which such holder may be entitled pursuant to Section 3.01(b) hereof. A letter of transmittal will be properly completed only if accompanied by Certificate or Certificates or instructions to transfer Book-Entry Shares representing all shares of HEOP Common Stock covered thereby, subject to the provisions of paragraph (d) of this Section 3.02.

(b)               PPBI Deliveries. At the Effective Time, for the benefit of the holders of Certificates and/or Book-Entry Shares, PPBI shall deliver to the Exchange Agent certificates, or at PPBI’s option, evidence of shares in book entry form, representing the number of shares of PPBI Common Stock issuable to the holders of HEOP Common Stock as the Merger Consideration, to be given to the holders of HEOP Common Stock in exchange for their Certificates and Book-Entry Shares as provided for in this Article III. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of PPBI Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto.

(c)                Exchange Agent Deliveries.

(i)              Each holder of an outstanding Certificate or Certificates or Book-Entry Shares who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to evidence of issuance in book entry form, or upon written request of such holder, a certificate or certificates representing, the number of whole shares of PPBI Common Stock into which the aggregate number of shares of HEOP Common Stock previously represented by such Certificate or Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement and any other distribution theretofore paid with respect to PPBI Common Stock issuable in the Merger, in each case, without interest. The Exchange Agent shall accept such Certificates or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose consistent with the notice and form of letter of transmittal to effect an orderly exchange thereof in accordance with normal exchange practices.

(ii)            Each outstanding Certificate or Book-Entry Share which prior to the Effective Time represented HEOP Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent, be deemed to evidence ownership of the number of shares of PPBI Common Stock into which such HEOP Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of HEOP of Certificates or Book-Entry Shares representing shares of HEOP Common Stock and, if such Certificates or Book-Entry Shares are presented to HEOP for transfer, they shall be cancelled against delivery of certificates for PPBI Common Stock as hereinabove provided. No dividends which have been declared will be remitted to any Person entitled to receive shares of PPBI Common Stock under Section 3.01 until such Person surrenders the Certificate or Certificates or Book-Entry Shares representing HEOP Common Stock, at which time such dividends shall be remitted to such Person, without interest.

(d)               Lost or Destroyed Certificates; Issuances of PPBI Common Stock in New Names. The Exchange Agent and PPBI, as the case may be, shall not be obligated to deliver a certificate or certificates representing shares of PPBI Common Stock to which a holder of HEOP Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of HEOP Common Stock for exchange as provided in this Section 3.02, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by PPBI. If any certificates evidencing shares of PPBI Common Stock are to be issued in a name other than that in which the Certificate evidencing HEOP Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the Person requesting such exchange pay to the Exchange Agent any transfer or other Tax required by reason of the issuance of a certificate for shares of PPBI Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)                Unclaimed Merger Consideration. Any portion of the shares of PPBI Common Stock delivered to the Exchange Agent by PPBI pursuant to Section 3.02(b) that remains unclaimed by the shareholders of HEOP for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to PPBI. Any shareholders of HEOP who have not theretofore complied with Section 3.02(c) shall thereafter look only to PPBI for the consideration deliverable in respect of each share of HEOP Common Stock such shareholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates or Book-Entry Shares are not surrendered or the payment for them is not claimed prior to the date on which such shares of PPBI Common Stock would otherwise escheat to any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of PPBI (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate or Book-Entry Share for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. PPBI and the Exchange Agent shall be entitled to rely upon the stock transfer books of HEOP to establish the identity of those Persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive (absent manifest error) with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate or Book-Entry Share, PPBI and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

3.03          Rights as Shareholders. At the Effective Time, holders of HEOP Common Stock shall cease to be, and shall have no rights as, shareholders of HEOP other than to receive the consideration provided for under this Article III.

3.04          No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of PPBI Common Stock shall be issued in the Merger. Each holder of HEOP Common Stock who otherwise would have been entitled to a fraction of a share of PPBI Common Stock (after taking into account all Certificates or Book-Entry Shares delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the PPBI Average Share Price, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

3.05          Intentionally Omitted.

3.06          Anti-Dilution Provisions. If, between the date hereof and the Effective Time, the shares of PPBI Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period, the Merger Consideration and Exchange Ratio shall be adjusted accordingly; provided that a bona fide offering or sale of PPBI Common Stock for fair value received shall not be deemed a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment of the PPBI Common Stock.

3.07          Withholding Rights. PPBI (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of HEOP Common Stock such amounts as PPBI is required under the Code or any state, local or foreign Tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. In the event PPBI reasonably determines that it is so required to deduct or withhold an amount for or on account of any Tax from any consideration payable or otherwise deliverable pursuant to this Agreement, PPBI shall notify HEOP of its determination and the parties shall cooperate in good faith to minimize to the extent permissible the amount of any such deduction or withholding, including providing any certificates or forms that are reasonably requested to establish an exemption from (or reduction in) any deduction or withholding. Any amounts so withheld shall be timely remitted to the applicable Governmental Authority and shall be treated for all purposes of this Agreement as having been paid to the holder of HEOP Common Stock in respect of which such deduction and withholding was made by PPBI.

3.08          HEOP Options, HEOP Restricted Stock and HEOP Restricted Stock Units(a)        .

(a)        At the Effective Time, each HEOP Option which is then outstanding and unexercised as of immediately prior to the Closing Date shall cease to represent a right to acquire shares of HEOP Common Stock and shall be converted automatically into an option to purchase shares of PPBI Common Stock (“Converted HEOP Option”), and PPBI shall assume each such Converted HEOP Option, in accordance with the terms of the HEOP Stock-Based Plans and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) PPBI and the Compensation Committee of the PPBI Board shall be substituted for HEOP and the committee of the HEOP Board (including, if applicable, the entire HEOP Board) administering such HEOP Stock-Based Plans, (ii) each Converted HEOP Option assumed by PPBI may be exercised solely for shares of PPBI Common Stock, (iii) the number of shares of PPBI Common Stock subject to such Converted HEOP Option shall be equal to the number of shares of HEOP Common Stock subject to such HEOP Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of PPBI Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such Converted HEOP Option shall be adjusted by dividing the per share exercise price under each such HEOP Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. The parties hereto acknowledge that the assumption of the Converted HEOP Options pursuant to this Section 3.08(a) is intended to comply with the requirements of Section 1.409A-1(b)(5)(v)(D) of the Treasury Regulations for not treating such assumed option as the grant of a new stock right or a change in the form of payment for purposes of Section 409A of the Code and the Treasury Regulations thereunder. PPBI shall cause the registration of shares of PPBI Common Stock subject to Converted HEOP Options to become effective as part of a registration statement on Form S-8, or any successor or other appropriate forms, with respect to the shares of PPBI Common Stock subject to such Converted HEOP Options no later than ten (10) Business Days after the Effective Time; and thereafter, PPBI shall deliver to holders of Converted HEOP Options any applicable prospectus and shall maintain the effectiveness of such registration statement or registration statements, including the current status of any related prospectus, for so long as the Converted HEOP Options remain outstanding.

(b)       At the Effective Time, each cash-settled restricted stock unit issued under a HEOP Stock-Based Plan (a “HEOP Restricted Stock Unit”) which is vested and is then outstanding as of immediately prior to the Closing Date, shall be entitled to receive a single lump sum cash payment, equal to the sum of (i) the product of (A) and (B) where (A) equals the product of the number of HEOP Restricted Stock Units and the Exchange Ratio and (B) equals the PPBI Average Share Price, plus (ii) any dividends previously accrued under the HEOP Stock-Based Plans, provided that, with respect to any fractional HEOP Restricted Stock Units remaining, each holder of such fractional HEOP Restricted Stock Units shall receive an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the PPBI Average Share Price, rounded to the nearest whole cent (the “HEOP Restricted Stock Unit Merger Consideration”).

(c)        At the Effective Time, each unvested cash-settled HEOP Restricted Stock Unit which is then outstanding as of immediately prior to the Closing Date, shall be converted into a right to receive cash payments based upon the value of shares of PPBI Common Stock, and PPBI shall assume each such unvested cash-settled HEOP Restricted Stock Unit in accordance with the terms of the HEOP Stock-Based Plans and the restricted stock unit award or other agreement by which it is evidenced, except that from and after the Effective Time, (i) PPBI and the Compensation Committee of the PPBI Board shall be substituted for HEOP and the committee of the HEOP Board (including, if applicable, the entire HEOP Board) administering such HEOP Stock-Based Plans, (ii) each unvested cash-settled HEOP Restricted Stock Unit assumed by PPBI will represent the right to receive cash payments based upon the value of shares of PPBI Common Stock and (iii) the number of shares of PPBI Common Stock referenced in each cash-settled HEOP Restricted Stock Unit shall be equal to the number of shares of HEOP Common Stock subject to such cash-settled HEOP Restricted Stock Unit immediately prior to the Effective Time multiplied by the Exchange Ratio, including any fractional shares of PPBI Common Stock, provided that for purposes of clarity, any dividends accrued under the HEOP Stock-Based Plans with respect to cash-settled HEOP Restricted Stock Units shall continue to be accrued and deferred until such time as the award vests and is paid.

(d)       At the Effective Time, each unvested award of restricted shares of HEOP Common Stock granted under a HEOP Stock-Based Plan (the “HEOP Restricted Stock”), which is then outstanding as of immediately prior to the Closing Date shall be converted into shares of PPBI Common Stock, and PPBI shall assume each such unvested award of HEOP Restricted Stock, in accordance with the terms of the HEOP Stock-Based Plans and restricted stock award or other agreement by which it is evidenced, except that from and after the Effective Time, (i) PPBI and the Compensation Committee of the PPBI Board shall be substituted for HEOP and the committee of the HEOP Board (including, if applicable, the entire HEOP Board) administering such HEOP Stock-Based Plans, (ii) each unvested award of HEOP Restricted Stock assumed by PPBI will represent shares of PPBI Common Stock and (iii) the number of shares of PPBI Common Stock subject to each award of HEOP Restricted Stock shall be equal to the number of shares of HEOP Common Stock subject to such award of HEOP Restricted Stock immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of PPBI Common Stock shall be treated as set forth in Section 3.04.

(e)        The performance-based restricted stock units issued for the performance period extending from January 1, 2016 through December 31, 2018, under a HEOP Stock-Based Plan (the “HEOP Performance Restricted Stock Units”) shall not be assumed by PPBI, but rather shall become vested immediately prior to the Closing Date, and each of the holders thereof shall be entitled to receive a single lump sum cash payment at the Effective Time, equal to the product of (A), (B) and (C), where (A) equals 100% of the target number of shares of HEOP Common Stock subject to the HEOP Performance Restricted Stock Units, (B) equals the Exchange Ratio, and (C) equals the PPBI Average Share Price.

(f)        Prior to the Effective Time, HEOP may amend the HEOP Stock-Based Plans and any and all award agreements under the HEOP Stock-Based Plans, and may take any other action as may be necessary or appropriate, to provide (effective upon termination of service) for the full acceleration of vesting and exercisability of stock options, restricted stock and restricted stock units held by employees, directors and other service providers of HEOP and its Subsidiaries who either are not being retained by PPBI or its Subsidiaries following consummation of the Transaction or whose services are terminated by PPBI or its Subsidiaries without “Cause” (as defined in the Heritage Oaks Bancorp 2015 Equity Incentive Plan) within one (1) year following consummation of the Transaction.

3.09          Reservation of Shares. Prior to the Closing, the PPBI Board shall reserve for issuance a sufficient number of shares of PPBI Common Stock (i) for the purpose of issuing its shares in exchange for shares of HEOP Common Stock in the Merger, (ii) for the purpose of issuing its shares upon the exercise of Converted HEOP Options, and (iii) to convert the unvested restricted shares of HEOP Common Stock into shares of PPBI Common Stock.

Article IV

ACTIONS PENDING ACQUISITION

4.01          Forbearances of HEOP. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by applicable law, or as consented to by PPBI in writing, HEOP will not, and will cause each of its Subsidiaries not to:

(a)                Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable best efforts to preserve its business organization, keep available the present services of its employees (except in the case of terminations of employees for cause) and preserve for itself and PPBI the goodwill of the customers of HEOP and its Subsidiaries and others with whom business relations exist.

(b)               Capital Stock. Other than pursuant to Rights set forth on Section 4.01(b) of HEOP’s Disclosure Schedule and outstanding on the date hereof and Rights that HEOP discloses in writing to PPBI that it proposes to award to one or more new hires and that PPBI does not object to in writing within three Business Days of receipt of such written notice, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

(c)                Dividends; Reclassifications; Etc.

(i)              Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of HEOP Common Stock, other than regular quarterly cash dividends on HEOP Common Stock equal to the rate paid during the fiscal quarter immediately preceding the date hereof and with record and payment dates consistent with past practice.

(ii)            Directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of HEOP Common Stock.

(d)               Compensation; Employment Agreements; Etc. Except as set forth in Section 4.01(d) of HEOP’s Disclosure Schedule, enter into or amend or renew any employment, consulting, severance, change in control, retention, bonus, salary continuation or similar agreements or arrangements with any director or executive officer of HEOP or its Subsidiaries or grant any salary or wage increase (other than annual merit increases adopted in the ordinary and usual course of business consistent with past practice and in any event not to exceed three percent (3%) in the aggregate across all employees, excluding executive officers who will not be eligible for merit increases in 2017), grant any severance or termination pay (other than pursuant to an existing severance arrangement or policy in effect on the date of this Agreement and disclosed in Section 4.01(d) of HEOP’s Disclosure Schedule), or increase any employee benefit (including incentive or bonus payments), except for changes that are required by applicable law or payments made in accordance with HEOP’s existing employee benefit plans and set forth in Section 4.01(d) of HEOP’s Disclosure Schedule.

(e)                Hiring. Hire any person as a Senior Officer of HEOP or any of its Subsidiaries or promote any employee to a Senior Officer position, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Section 4.01(e) of HEOP’s Disclosure Schedule and (ii) persons hired to fill any Senior Officer vacancies either existing as of the date hereof and set forth in Section 4.01(e) of HEOP’s Disclosure Schedule or arising after the date hereof whose employment is terminable at the will of HEOP or a Subsidiary of HEOP and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the Transaction or consummation thereof, or enter into any agreement with a labor union, guild or association representing any employee.

(f)                Benefit Plans. Except as set forth in Section 4.01(f) of HEOP’s Disclosure Schedule, enter into, establish, adopt, amend or terminate, or make any contributions to (except (i) to satisfy contractual obligations existing as of the date hereof and set forth in Section 4.01(f)(i) of HEOP’s Disclosure Schedule, or (ii) contributions in the ordinary course of HEOP’s business as set forth in Section 4.01(f)(ii) of HEOP’s Disclosure Schedule), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer or employee of HEOP or take any action to accelerate the vesting or exercisability of stock options, restricted stock, restricted stock units or other compensation or benefits payable thereunder, except that any such action may be taken to provide for the full acceleration of vesting and exercisability of stock options, restricted stock and restricted stock units held by employees, directors and other service providers of HEOP or its Subsidiaries who either are not being retained by PPBI or its Subsidiaries following consummation of the Transaction or whose services are terminated by PPBI or its Subsidiaries without “Cause” (as defined in the Heritage Oaks Bancorp 2015 Equity Incentive Plan) within one (1) year following consummation of the Transaction.

(g)               Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its material assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, dispositions or discontinuances which are in the ordinary course of business and consistent with past practices and are not material to HEOP and its Subsidiaries taken as a whole.

(h)               Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice), including without limitation, by merger or consolidation or by investment in a partnership or joint venture, all or any portion of the assets, business, securities, deposits or properties of any other entity.

(i)                 Capital Expenditures. Make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $200,000 in the aggregate.

(j)                 Governing Documents. Amend the HEOP Articles, the HEOP Bylaws or the articles of incorporation or bylaws (or equivalent documents) of any Subsidiary of HEOP.

(k)               Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

(l)                 Contracts. Except as otherwise permitted under Sections 4.01 hereof, enter into, cancel, fail to renew or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(m)             Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which HEOP or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by HEOP or any of its Subsidiaries of an amount which exceeds $50,000 and/or would impose any material restriction on the business of HEOP or any of its Subsidiaries or create precedent for claims that are reasonably likely to be material to HEOP and its Subsidiaries taken as a whole.

(n)               Banking Operations. Enter into any new material line of business; introduce any material new products or services; change its material lending, investment, underwriting, loan, deposit or fee pricing, servicing, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be risk–weighted over 100% according to BASEL III regulatory capital guidelines; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

(o)               Marketing. Introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to PPBI prior to the date hereof).

(p)               Derivatives Contracts. Except as set forth in Section 4.01(p) of HEOP’s Disclosure Schedule, enter into any Derivatives Contract.

(q)               Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank and FRB borrowings that mature within 90 days and that have no put or call features and securities sold under agreements to repurchase that mature within 90 days, in each case, in the ordinary course of business consistent with past practice); or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice.

(r)                 Investment Securities. Except as set forth in Section 4.01(r) of HEOP’s Disclosure Schedule, (i) acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment or (ii) dispose of any debt security or Equity Investment.

(s)                Loans. (i) Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, “Loans”), other than Loans made in the ordinary course of business, consistent with past practice, that are not in excess of $10.0 million individually; (ii) take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; (iii) enter into any Loan securitization or create any special purpose funding entity; or (iv) enter into any Loan participation agreement or arrangement, other than a loan participation entered into in the ordinary course of business consistent with past practice where HEOP’s or any Subsidiary’s exposure does not exceed $5.0 million. HEOP and its Subsidiaries can make, renew or modify Loans or Loan participations that exceed the foregoing dollar limitations to the extent HEOP provides to PPBI in writing a complete Loan package for such Loan or Loan participation and PPBI does not object to such proposed Loan or Loan participation within three (3) Business Days of receipt of such written notice.

(t)                 Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(u)               Tax Elections. Except as set forth on Section 4.01(u) of HEOP’s Disclosure Schedule, make or change any Tax election, settle or compromise any Tax liability of HEOP or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of an amount of Taxes of HEOP or any of its Subsidiaries (or the assets and liabilities of HEOP or any of its Subsidiaries), enter into any closing agreement with respect to any amount of Taxes or surrender any right to claim a Tax refund, adopt or change any method of accounting with respect to Taxes, or file any amended Tax Return.

(v)               Antitakeover Statutes. Take any action (i) that would cause this Agreement or the Transaction to be subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (ii) to exempt or make not subject to the provisions of any state antitakeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than PPBI or its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(w)             Transactions with Insiders. Make or propose to make any loan to or enter into any transaction with HEOP, any of its Subsidiaries, or any of their respective directors or executive officers or any Affiliate thereof, provided that Heritage Oaks Bank may make Loans compliant with Regulation O promulgated by the FRB to its directors and executive officers to the extent it has provided PPBI in writing information with respect to any such proposed Loan and PPBI does not object to such proposed Loan within three Business Days of receipt of such written notice, and provided further that Heritage Oaks Bank may renew existing Loans compliant with Regulation O promulgated by the FRB to its directors and executive officers in the event the term of any such Loan outstanding as of the date hereof expires prior to the consummation of the Transaction or the earlier termination of this Agreement pursuant to Article VIII hereof.

(x)               Adverse Actions. Take any action that would or is reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iv) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation, (v) a material delay in the ability of PPBI or HEOP to perform any of their obligations under this Agreement on a timely basis, or (vi) a material delay in the ability of PPBI to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby.

(y)               Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02          Forbearances of PPBI. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by applicable law, or without the prior written consent of HEOP, PPBI will not, and will cause each of its Subsidiaries not to:

(a)                Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use commercially reasonable best efforts to preserve its business organization and preserve for itself and HEOP the goodwill of the customers of PPBI and its Subsidiaries and others with whom business relations exist.

(b)               Adverse Actions. Take any action that would or is reasonably likely to result in (i) the Merger not qualifying as a reorganization within the meaning of Section 368(a) of the Code, (ii) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (iii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iv) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation or (v) a material delay in the ability of PPBI or HEOP to perform any of their obligations under this Agreement on a timely basis, or (vi) a material delay in the ability of PPBI to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby.

(c)                Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Article V

REPRESENTATIONS AND WARRANTIES

5.01          Disclosure Schedules. On or prior to the date hereof, PPBI has delivered to HEOP a schedule and HEOP has delivered to PPBI a schedule (each respectively, its “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its covenants contained in Articles IV or VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

5.02          Standard. Solely for the purposes of determining whether the conditions set forth in Sections 7.02(a) or 7.03(a), as the case may be, have been satisfied (and without otherwise qualifying any representation or warranty made on the date hereof), no representation or warranty of HEOP on the one hand or PPBI on the other hand contained in Sections 5.03 or 5.04, respectively, other than the representations of HEOP contained in Section 5.03(b), which shall be true in all respects, except to a de minimis extent (relative to Section 5.03(b) taken as a whole), and other than the representations of HEOP contained in Section 5.03(m)(v), which shall be true in all material respects, shall be deemed untrue or incorrect for purposes of Sections 7.02(a) or 7.03(a), and no party hereto shall be deemed to have breached a representation or warranty for purposes of such Sections, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

5.03          Representations and Warranties of HEOP. Subject to Sections 5.01 and 5.02, HEOP hereby represents and warrants to PPBI:

(a)                Organization, Standing and Authority. HEOP is a corporation duly organized, validly existing and in good standing under the laws of the State of California. HEOP is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on HEOP. HEOP has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The copies of the HEOP Articles and HEOP Bylaws which have previously been made available to PPBI are true, complete and correct copies of such documents as in effect on the date of this Agreement. The minute books of HEOP and each of its Subsidiaries previously made available to PPBI contain true, complete and correct records in all material respects of all meetings and other material corporate actions held or taken of their respective shareholders and Boards of Directors (including committees of their respective Board of Directors) through the date hereof.

(b)               HEOP Capital Stock. The authorized capital stock of HEOP consists solely of 100,000,000 shares of HEOP Common Stock, of which 34,257,331 shares are issued and outstanding as of the date hereof, and 5,000,000 shares of HEOP Preferred Stock, none of which were issued and outstanding as of the date hereof. As of the date hereof, no shares of HEOP Common Stock were held in treasury by HEOP or otherwise directly or indirectly owned by HEOP. The outstanding shares of HEOP Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of HEOP Common Stock have been issued in violation of the preemptive rights of any Person. Section 5.03(b) of HEOP’s Disclosure Schedule sets forth, as of the date hereof, for each (i) HEOP Option, the name of the grantee, the date of the grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of HEOP Common Stock subject to each HEOP Option, the number of shares of HEOP Common Stock subject to HEOP Options that are currently exercisable and the exercise or strike price per share, (ii) share of HEOP Restricted Stock, the name of the grantee, the date of the grant, the total number of shares of HEOP Restricted Stock awarded to such grantee and the vesting schedule applicable to each share of HEOP Restricted Stock and (iii) HEOP Restricted Stock Unit, the name of the grantee, the date of the grant, the total number of HEOP Restricted Stock Units awarded to such grantee, whether such HEOP Restricted Stock Unit is to be cash or stock-settled and the vesting schedule or performance requirements applicable to each HEOP Restricted Stock Unit. Each HEOP Option (i) currently has an exercise price that is the same as when first issued and such exercise price is at least equal to the fair market value of the underlying shares of HEOP Common Stock as of the grant date; and (ii) has been issued in compliance with applicable laws. Except as set forth in the preceding sentence, there are no shares of HEOP Common Stock reserved for issuance (other than additional shares of HEOP Common Stock reserved for issuance in future awards under the HEOP Stock-Based Plans), HEOP does not have any Rights issued or outstanding with respect to HEOP Common Stock and HEOP does not have any commitment to authorize, issue or sell any HEOP Common Stock or Rights. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of HEOP may vote are outstanding.

(c)                Subsidiaries.

(i)              (A) Section 5.03(c)(i)(A) of HEOP’s Disclosure Schedule sets forth a list of all of HEOP’s Subsidiaries together with the employer identification number, corporate address, the number of shares and class of capital stock issued and outstanding and the jurisdiction of organization of each such Subsidiary, (B) HEOP owns, directly or indirectly, all the issued and outstanding Equity Securities of each of its Subsidiaries, (C) no Equity Securities of any of its Subsidiaries are or may become required to be issued (other than to HEOP) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of its Subsidiaries is or may be bound to sell or otherwise transfer any of its Equity Securities (other than to HEOP or any of its wholly owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to HEOP’s rights to vote or to dispose of such securities and (F) all the Equity Securities of HEOP’s Subsidiaries held by HEOP or its Subsidiaries are fully paid and nonassessable (except for assessments required under the CFC with respect to Heritage Oaks Bank’s capital stock) and are owned by HEOP or its Subsidiaries free and clear of any Liens. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of any of the HEOP Subsidiaries may vote are outstanding.

(ii)            Except as set forth in Section 5.03(c)(ii) of HEOP’s Disclosure Schedule and except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, ownership interests in HEOP’s Subsidiaries and stock in the FHLB, HEOP does not own beneficially, directly or indirectly, any Equity Securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

(iii)          Each of HEOP’s Subsidiaries has been duly organized, is validly existing and is in good standing, in each case under the laws of the jurisdiction of its organization, and is duly licensed or qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on HEOP. Each of HEOP’s Subsidiaries has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

(iv)          The deposit accounts of Heritage Oaks Bank are insured by the FDIC in the manner and to the maximum extent provided by applicable law, and Heritage Oaks Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

(d)               Corporate Power. Each of HEOP and its Subsidiaries has the corporate power and corporate authority to carry on its business as it is now being conducted and to own all its properties and assets; and HEOP has the corporate power and corporate authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, and to cause Heritage Oaks Bank to consummate the Bank Merger Agreement, and Heritage Oaks Bank has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to receipt of all necessary approvals of Governmental Authorities and the approval of HEOP’s shareholders of this Agreement.

(e)                Corporate Authority. Subject to the approval of this Agreement by the holders of the outstanding HEOP Common Stock, this Agreement and the Transaction and the Bank Merger and the Bank Merger Agreement have been authorized by all necessary corporate action of HEOP and Heritage Oaks Bank and the HEOP Board and Heritage Oaks Bank Board on or prior to the date hereof and the HEOP Board has recommended that shareholders of HEOP adopt this Agreement and directed that such matter be submitted for consideration by HEOP’s shareholders at the HEOP Meeting required by Section 6.02. HEOP has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by PPBI, this Agreement is a valid and legally binding obligation of HEOP, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)                Regulatory Approvals; No Defaults.

(i)              No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by HEOP or any of its Subsidiaries in connection with the execution, delivery or performance by HEOP of this Agreement and by Heritage Oaks Bank of the Bank Merger Agreement, or to consummate the Transaction, except as set forth in Section 5.03(f)(i) of HEOP’s Disclosure Schedule and except for (A) filings of applications or notices with, and approvals or waivers by, the FRB and the DBO, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of PPBI Common Stock in the Merger, (C) approval of listing of such PPBI Common Stock on the Nasdaq, (D) the filing of (1) the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (2) the Certificate of Merger, as certified by the Secretary of State of the State of Delaware, with the Secretary of State of the State of California pursuant to the CGCL and (3) the Bank Merger Agreement with the Secretary of State of the State of California and the DBO pursuant to the CGCL and CFC, (E) the approval of this Agreement by the holders of the outstanding shares of HEOP Common Stock, and (F) the approval by PPBI’s shareholders of the issuance of PPBI Common Stock in the Merger. As of the date hereof, HEOP is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)            Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by HEOP and the Bank Merger Agreement by Heritage Oaks Bank and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of HEOP or any of its Subsidiaries or to which HEOP or any of its Subsidiaries or any of their respective assets or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of HEOP or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(g)               Financial Reports and Securities Documents; Undisclosed Liabilities; Internal Controls.

(i)              HEOP’s Annual Report on Form 10-K for the year ended December 31, 2015 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2015 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, “HEOP’s “Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated balance sheets contained in or incorporated by reference into any of HEOP’s Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of HEOP and its Subsidiaries as of its date, and each of the consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in shareholders’ equity and other comprehensive income and cash flows, as the case may be, of HEOP and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein. Each of such financial statements (including any related notes and schedules thereto) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The books and records of HEOP and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(ii)            Except as set forth on the unaudited consolidated balance sheet of HEOP dated as of September 30, 2016 and included in HEOP’s Securities Documents filed prior to the date hereof, neither HEOP nor any of its Subsidiaries has any material liability (whether absolute, contingent or accrued or otherwise and whether due or to become due) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, other than liabilities (A) incurred after September 30, 2016 in the ordinary course of business consistent with past practice or (B) incurred pursuant to or provided for in this Agreement and, to HEOP’s Knowledge, there is no existing condition, event or circumstance as of the date hereof which could result in a Material Adverse Effect in the future.

(iii)          Since September 30, 2016, (A) HEOP and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, (B) except as set forth in Section 5.03(g)(iii) of HEOP’s Disclosure Schedule, neither HEOP nor any of its Subsidiaries has taken nor permitted or entered into any contract with respect to, or otherwise agreed or committed to do or take, any action that, if taken after the date hereof, would constitute a breach of any of the covenants in Section 4.01 and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to HEOP.

(iv)          Except as set forth in Section 5.03(g)(iv) of HEOP’s Disclosure Schedule, no agreement pursuant to which any Loans or other assets have been or shall be sold by HEOP or its Subsidiaries entitled the buyer of such Loans or other assets, unless there is material breach of a representation or covenant by HEOP or its Subsidiaries, to cause HEOP or its Subsidiaries to repurchase such Loan or other asset or the buyer to pursue any other form of recourse against HEOP or its Subsidiaries. Section 5.03(g)(iv) of HEOP’s Disclosure Schedule sets forth all cash, stock or other dividend or any other distribution with respect to the capital stock of HEOP or its Subsidiaries that has been declared, set aside or paid since December 31, 2012, as well as all shares of capital stock of HEOP or any of its Subsidiaries that have been purchased, redeemed or otherwise acquired, directly or indirectly, by HEOP or any of its Subsidiaries since December 31, 2012.

(v)            The records, systems, controls, data and information of HEOP and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of HEOP or its Subsidiaries (either directly or through HEOP’s third party data processing service provider) or its accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 5.03(g)(v). HEOP (A) has implemented and maintains disclosure controls and procedures to ensure that material information relating to HEOP and its Subsidiaries is made known to the Chief Executive Officer and the Chief Financial Officer of HEOP by others within HEOP or its Subsidiaries and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to HEOP’s outside auditors and the audit committee of the HEOP Board (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect HEOP’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in HEOP’s internal controls over financial reporting. These disclosures were made in writing by management to HEOP’s auditors and audit committee and a copy has previously been made available to PPBI.

(vi)          Since January 1, 2013, (A) except as set forth in Section 5.03(g)(vi) of HEOP’s Disclosure Schedule, neither HEOP nor any of its Subsidiaries nor, to the Knowledge of HEOP, any director, officer, employee, auditor, accountant or representative of HEOP or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of HEOP or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that HEOP or any of its Subsidiaries, has engaged in questionable accounting or auditing practices, and (B) no attorney representing HEOP or any of its Subsidiaries, whether or not employed by HEOP or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by HEOP or any of its Subsidiaries or their respective officers, directors, employees or agents to the HEOP Board or any committee thereof or, to the Knowledge of HEOP, to any director or officer of HEOP or any of its Subsidiaries.

(h)               Legal Proceedings. Section 5.03(h) of the HEOP Disclosure Schedule lists all litigation, arbitration, claims or other proceedings before any court or Governmental Authority that is pending against HEOP or any of its Subsidiaries as of the date hereof. Except as set forth in Section 5.03(h) of HEOP’s Disclosure Schedule, no litigation, arbitration, claim or other proceeding before any court or Governmental Authority is pending against HEOP or any of its Subsidiaries and, to HEOP’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened. Neither HEOP nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restriction that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect with respect to HEOP.

(i)                 Regulatory Matters.

(i)              Since January 1, 2013, HEOP and its Subsidiaries have duly filed with the appropriate regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance in all material respects with the requirements of applicable laws and regulations, and HEOP has previously delivered or made available to PPBI accurate and complete copies of all such reports. In connection with the most recent examination of HEOP and its Subsidiaries by the appropriate regulatory authorities, neither HEOP nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which HEOP believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on HEOP.

(ii)            Except as set forth in Section 5.03(i)(ii) of HEOP’s Disclosure Schedule, neither HEOP nor any of its Subsidiaries nor any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has HEOP or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. HEOP and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(iii)          Neither HEOP nor any of its Subsidiaries has been advised by, nor does it have any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iv)          (A) Except as set forth in Section 5.03(i)(iv)(A) of HEOP’s Disclosure Schedule, no Governmental Authority has initiated since December 31, 2012 or has pending any proceeding, enforcement action or, to the Knowledge of HEOP, investigation or inquiry into the business, operations, policies, practices or disclosures of HEOP or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of HEOP and its Subsidiaries), or, to the Knowledge of HEOP, threatened any of the foregoing, and (B) there is no material unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of HEOP or any of its Subsidiaries.

(v)            The most recent regulatory rating given to Heritage Oaks Bank as to compliance with the Community Reinvestment Act is “satisfactory.” To the Knowledge of HEOP, since the last regulatory examination of Heritage Oaks Bank with respect to Community Reinvestment Act compliance, Heritage Oaks Bank has not received any complaints as to Community Reinvestment Act compliance.

(j)                 Compliance With Laws. Each of HEOP and its Subsidiaries:

(i)              is, and at all times since December 31, 2012, has been, in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of any Governmental Authority applicable thereto or to the employees conducting such business, including, without limitation, Sections 23A and 23B of the Federal Reserve Act and FRB and FDIC regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA PATRIOT Act, the Electronic Fund Transfer Act and Regulation E of the FRB, all other applicable fair lending laws and other laws relating to discriminatory business practices and all posted and internal policies of HEOP and its Subsidiaries related to customer data, privacy and security;

(ii)            has, and at all times since December 31, 2012, has had, all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, franchises, certificates of authority, orders and approvals are in full force and effect and, to HEOP’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii)          has received no notification or communication from any Governmental Authority (A) asserting that HEOP or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to HEOP’s Knowledge, do any grounds for any of the foregoing exist.

(k)               Material Contracts; Defaults.

(i)              Except for documents set forth in Section 5.03(k)(i) of HEOP’s Disclosure Schedule, neither HEOP nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any of its directors, officers, employees, or with regards to the provision of services similar to those provided by an employee, independent contractors or consultants and involving the payment or value of more than $50,000 per annum, (B) which would entitle any present or former director, officer, employee, independent contractor, consultant or agent of HEOP or any of its Subsidiaries to indemnification from HEOP or any of its

Subsidiaries, (C) which provides for the payment by HEOP or any of its Subsidiaries of severance or other compensation upon a merger, consolidation, acquisition, asset purchase, stock purchase or other business combination transaction involving HEOP or any of its Subsidiaries, including but not limited to, the Transaction, (D) which would be a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (E) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on 60 days or less notice and involving the payment or value of more than $150,000 per annum, (F) which is with or to a labor union or guild (including any collective bargaining agreement), (G) which relates to the incurrence of indebtedness or guaranty of any liability (other than deposit liabilities, advances and loans from the FHLB, and sales of securities subject to repurchase, in each case, in the ordinary course of business), (H) which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of HEOP or any of its Subsidiaries, (I) which involves the purchase or sale of assets with a purchase price of $300,000 or more in any single case or $750,000 in all such cases, other than purchases and sales of investment securities or government guaranteed loans in the ordinary course of business consistent with past practice, (J) which is a consulting agreement, license or service contract (including data processing, software programming and licensing contracts and outsourcing contracts) which involves the payment of $150,000 or more in annual fees, (K) which relates to the settlement or other resolution of any legal proceeding in an amount in excess of $150,000 and that has any continuing obligations, liabilities or restrictions, (L) which relates to a partnership or joint venture or similar arrangement, (M) which is a lease for any real or material personal property owned or presently used by HEOP or any of its Subsidiaries, (N) which materially restricts the conduct of any business by HEOP or any of its Subsidiaries or limits the freedom of HEOP or any of its Subsidiaries to engage in any line of business in any geographic area (or would so restrict the Surviving Corporation or any of its Affiliates after consummation of the Transaction) or which requires exclusive referrals of business or requires HEOP or any of its Subsidiaries to offer specified products or services to its customers or depositors on a priority or exclusive basis, or (O) which is with respect to, or otherwise commits HEOP or any of its Subsidiaries to do, any of the foregoing (collectively, “Material Contracts”). Except as set forth in Section 5.03(k)(i) of HEOP’s Disclosure Schedule, no consents, approvals, notices or waivers are required to be obtained or delivered pursuant to the terms and conditions of any Material Contract as a result of HEOP’s and Heritage Oaks Bank’s (as applicable) execution, delivery or performance of this Agreement and the Bank Merger Agreement and the consummation of the Transaction. True, correct and complete copies of all such Material Contracts have been made available to PPBI as of the date hereof.

(ii)            Each of the Material Contracts is in full force and effect (other than due to the ordinary expiration thereof) and is a valid and binding obligation of HEOP or its Subsidiaries and, to HEOP’s Knowledge, is a valid and binding obligation of the other parties thereto, enforceable against HEOP or its Subsidiaries, and to HEOP’s Knowledge, the other parties thereto, in accordance with its terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). HEOP and its Subsidiaries (as applicable) have performed, in all material respects, all obligations required to be performed by them under each Material Contract. Neither HEOP or its Subsidiaries nor, to HEOP’s Knowledge, any other parties thereto, is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which they are a party, by which their respective assets, business, or operations may be bound or affected, or under which their respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as set forth in Section 5.03(k)(ii) of HEOP’s Disclosure Schedule, no power of attorney or similar authorization given directly or indirectly by HEOP or any of its Subsidiaries is currently outstanding. With respect to the Material Contracts, to HEOP’s Knowledge, no event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) give any Person the right to declare a default or exercise any remedy under any Material Contract, (B) give any Person the right to accelerate the maturity or performance of any Material Contract, or (C) give any Person the right to cancel, terminate or modify any Material Contract.

(iii)          Section 5.03(k)(iii) of HEOP’s Disclosure Schedule sets forth a schedule of all holders of five percent or more of HEOP Common Stock and executive officers and directors of HEOP and its Subsidiaries who have outstanding loans from HEOP or any of its Subsidiaries, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(l)                 No Brokers. No action has been taken by HEOP or any of its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, other than fees to be paid to Sandler O’Neill & Partners, L.P., which are set forth in Section 5.03(l) of HEOP’s Disclosure Schedule. Copies of all agreements with Sandler O’Neill & Partners, L.P. have been previously provided or made available to PPBI.

(m)             Employee Benefit Plans.

(i)              All benefit and compensation plans, contracts, policies or arrangements maintained, contributed to, obligated to be contributed to, or sponsored by HEOP and its Subsidiaries for the benefit of current or former employees of HEOP and its Subsidiaries (the “Employees”) and current or former directors or independent contractors of HEOP or its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, any pension, retirement, profit sharing, medical, life, accidental death and dismemberment, disability, dental, vision, compensation, severance, termination pay, salary continuation, unemployment, workers’ compensation, vacation, sick pay, paid-time off, retention, employment, consulting, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights or other stock-based incentive, cafeteria or flexible benefit, adoption or educational assistance, and bonus or other cash-based incentive, or other similar plans, agreements, programs, policies or other arrangements (whether written or oral and whether or not qualified or funded) or any such plan for which HEOP may have any liability including, without limitation, as a result of being deemed a single employer with any entity under Section 4001(b)(1) of ERISA or Section 414 of the Code (collectively, the “Benefit Plans”), are set forth in Section 5.03(m)(i) of HEOP’s Disclosure Schedule. True and complete copies of the following documents have been provided or made available to PPBI: (A) all Benefit Plans and all written agreements underlying a funding medium for, or relating to the administration of, any Benefit Plan including, but not limited to, any trust instruments, group annuity contracts, investment management, recordkeeping, administrative services, other third party services agreements and insurance contracts, certificate of coverage and other similar agreements entered into in connection with any Benefit Plans and all amendments thereto; (B) the three most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination or opinion or advisory letter issued by the IRS for each Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code; (E) the most recent summary plan description and any summary of material modifications, as required, for each Benefit Plan; (F) the three most recent actuarial reports, if any, relating to each Benefit Plan; (G) the most recent summary annual report for each Benefit Plan required to provide summary annual reports by Section 104 of ERISA; (H) the most recent minimum coverage and discrimination testing results for each applicable Benefit Plan; and (I) copies of all non-routine correspondence received from or delivered to the IRS or the DOL since January 1, 2013.

(ii)            Each Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. HEOP and any ERISA Affiliate has complied with the Patient Protection and Affordable Care Act, as amended by the Health Care and Reconciliation Act of 2010, and the requirements of Section 4980B of the Code, Part 6 of Subtitle I of ERISA and the regulations thereunder, including all applicable reporting, tax deposits and fee payment obligations. No asset of either HEOP or any of its Subsidiaries is subject to an encumbrance lien under ERISA or the Code. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter, or advisory or opinion letter, as applicable, from the IRS, and HEOP has no Knowledge of any circumstances reasonably likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Neither HEOP nor any of its Subsidiaries has received any correspondence or written or verbal notice from the IRS, DOL, any other Governmental Authority, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no pending or, to HEOP’s Knowledge, threatened proceeding, lawsuit or claim (other than a routine claim for benefits) relating to the Benefit Plans. Neither HEOP nor any of its Subsidiaries is subject to or could reasonably be likely to be subject to a material Tax, fine, penalty or material liability of any kind under either the Code or ERISA. There are no matters pending before the IRS, DOL or other Governmental Authority with respect to any Benefit Plan. Since January 1, 2013, no Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority.

(iii)          Neither HEOP nor any entity considered to be a single employer with HEOP under Section 4001(b)(1) of ERISA or Section 414 of the Code (“ERISA Affiliate”) maintains or contributes to any Pension Plan subject to Title IV of ERISA, a multiple employer plan (as defined in Section 413(c) of the Code) or multiemployer plan (as defined in 4001(a)(3) of ERISA), a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA” or a Retiree Welfare Plan, other than those disclosed and identified as such in Section 5.03(m)(iii) of HEOP’s Disclosure Schedule. Except as set forth in Section 5.03(m)(iii) of HEOP’s Disclosure Schedule, no Benefit Plan holds as an asset an annuity contract, guaranteed investment contract or other investment contract issued by an insurance company.

(iv)          All contributions required to be made under the terms of any Benefit Plan (including any amounts withheld from employees’ paychecks with respect to a Benefit Plan) and premiums required to be paid have been timely made in accordance with the terms of the applicable Benefit Plan and applicable law. All contributions for any period ending on or before the Closing Date that are not yet due have been made or have been reflected appropriately in the HEOP Financial Statements. Benefits under each Benefit Plan that is an “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA), with the exception of any flexible spending arrangements subject to Sections 125 and 105 of the Code and health savings accounts, are provided exclusively through insurance contracts or policies issued by an insurance company, health maintenance organization, or similar organization unrelated to HEOP or any ERISA Affiliate, the premiums for which are paid directly by HEOP or an ERISA Affiliate thereof, from its general assets or partly from its general assets and partly from contributions by its employees. No insurance policy or contract relating to a Benefit Plan requires or permits a retroactive increase to premiums or payments due thereunder.

(v)            Except as set forth in Section 5.03(m)(v)(a) of HEOP’s Disclosure Schedule, none of the execution of this Agreement, HEOP shareholder approval of this Agreement or consummation of the Transaction, either alone or in connection with any other event, (A) entitle any Employees or any current or former director or independent contractor of HEOP or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment or service after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable under, or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. HEOP will make available to PPBI upon request HEOP’s calculations under Section 280G of the Code and all related underlying back-up information and agreements taken into account in the performance of such calculations or deemed necessary by PPBI, in its discretion, including, without limitation, pertinent Form W-2 information for any “disqualified individuals” determined in accordance with Q&A-15 of Treasury Regulation § 280G-1. Neither HEOP nor any of its Subsidiaries has any liability or is a party with respect to any gross-up provision or agreement in connection with Section 280G of the Code or excise Taxes under Section 4999 of the Code.

(vi)          Neither HEOP nor any of its Subsidiaries has now, nor has had, the obligation to maintain, establish, sponsor, participate in or contribute to any Benefit Plan or other similar arrangement that is subject to any law or applicable custom or rule of any jurisdiction outside of the United States.

(vii)        Each Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) (hereinafter referred to as an “HEOP NQDP”) has been maintained, as to both form and operation, in compliance with Section 409A of the Code. No event in connection with an HEOP NQDP has occurred which would subject a participant to inclusion of income under Section 409A(a)(1) of the Code and neither HEOP nor any ERISA Affiliate has any liability or is a party with respect to any gross-up provision or agreement in connection with any income inclusion, interest or additional Tax payable in accordance with Section 409A(a)(1) of the Code.

(viii)      Except as set forth in Sections 3.08(f) and 6.11(d), neither HEOP nor any Subsidiary has (A) announced its intention, made any amendment or any binding commitment, or given written or oral notice providing that it will increase benefits under any Benefit Plan, (B) created or adopted any arrangement that would be considered a Benefit Plan once established, or (C) agreed not to exercise any right or power to amend, suspend or terminate any Benefit Plan.

(n)               Labor Matters.

(i)              Section 5.03(n)(i) of HEOP’s Disclosure Schedule sets forth (A) the name, title and total compensation of each officer of HEOP and each of its Subsidiaries and each other employee of HEOP and each of its Subsidiaries, (B) all bonuses and other incentive compensation received by such officers, employees, independent contractors and consultants in 2015 and 2016 and any accrual for such bonuses and incentive compensation and (C) all contracts, agreements, commitments or arrangements by HEOP and each of its Subsidiaries regarding compensation with any of its respective officers, employees, independent contractors and consultants, including those to increase the compensation or to modify the conditions or terms of employment.

(ii)            To HEOP’s Knowledge, no officer or director of HEOP or any of its Subsidiaries or any employee, independent contractor or consultant of HEOP or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, that could adversely affect the ability of HEOP or any of its Subsidiaries to conduct its business as currently conducted.

(iii)          Neither HEOP nor any of its Subsidiaries has classified any individual as an “independent contractor” or similar status who, under applicable law, rule or regulation or the provisions of any Benefit Plan, should have been classified as an employee. Neither HEOP nor any of its Subsidiaries has incurred any liability for improperly excluding any Person from participating in any Benefit Plan who provides or provided services to HEOP or any of its Subsidiaries, in any capacity.

(iv)          None of the officers, employees or consultants of HEOP or any of its Subsidiaries has informed HEOP or such Subsidiary of his or her intent, nor does HEOP have any Knowledge of any of the officers, employees or consultants of HEOP or any of its Subsidiaries having an intention, to terminate employment with HEOP or any of its Subsidiaries during the next twelve (12) months.

(v)            Neither HEOP nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement, arrangement or understanding with a labor union or labor organization, nor is HEOP or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the

National Labor Relations Act) or seeking to compel HEOP or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to HEOP’s Knowledge, threatened, nor does HEOP have any Knowledge of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Each of HEOP and its Subsidiaries has paid in full all wages, salaries, commissions, bonuses, benefits and other compensation currently due to its employees or otherwise arising on a current basis under any policy, practice, agreement, plan, program, statute or other law. Except as set forth in Section 5.03(n)(v) of HEOP’s Disclosure Schedule, the employment of each officer and employee of HEOP and each of its Subsidiaries is terminable at the will of HEOP or such Subsidiary.

(vi)          Except as set forth in Section 5.03(n)(vi) of HEOP’s Disclosure Schedule, there is no pending or, to HEOP’s Knowledge, threatened legal proceeding involving HEOP or any of its Subsidiaries, on the one hand, and any present or former employee(s) of HEOP or any of its Subsidiaries, on the other hand, and (B) no other Person, to HEOP’s Knowledge, has threatened any claim or any legal proceeding against HEOP or any of its Subsidiaries (or, to HEOP’s Knowledge, against any officer, director or employee of HEOP or any of its Subsidiaries) relating to employees or former employees of HEOP or any of its Subsidiaries, including any such claim or legal proceeding arising out of any statute, ordinance or regulation relating to wages, collective bargaining, discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, as amended, the Occupational Safety and Health Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act or the Family and Medical Leave Act).

(vii)        HEOP and each of its Subsidiaries is, and at all times since December 31, 2013 has been, in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority relating to labor, employment, termination of employment or similar matters, including, but not limited to, such laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and has not engaged in any unfair labor practices or similar prohibited practices.

(o)               Environmental Matters. Except as set forth in Section 5.03(o) of HEOP’s Disclosure Schedule, (i) there are no legal, administrative, arbitral or other proceedings, claims, actions, or, to HEOP’s Knowledge, environmental investigations or remediation activities by a Governmental Authority or third party, seeking to impose, or that reasonably could be expected to result in the imposition, on HEOP or any of its Subsidiaries any liability or obligation arising under any Environmental Laws pending or, to HEOP’s Knowledge, threatened against HEOP or any of its Subsidiaries, which liability or obligation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HEOP, and there is no reasonable basis for any such proceeding, claim, action, environmental remediation or investigation that could impose any liability or obligation that could have or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HEOP; (ii) HEOP and each of its Subsidiaries is in compliance in all material respects with applicable Environmental Laws; (iii) no real property (including buildings or other structures) currently or, to HEOP’s Knowledge, formerly owned or operated by HEOP or any of its Subsidiaries, or any property in which HEOP or any of its Subsidiaries holds a security interest or a fiduciary or management role (“HEOP Loan Property”), has been contaminated with, or has had any release of, any Hazardous Substance in violation of Environmental Law or that requires investigation or remediation under an Environmental Law, that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on HEOP; (iv) in accordance with the Secured Creditor Exemption, neither HEOP nor any of its Subsidiaries are the “owner or operator” of, nor have “participated in the management” regarding Hazardous Substances at, any HEOP Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance in violation of any Environmental Law or that requires investigation or remediation under any Environmental Law, that has resulted, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on HEOP; (v) neither HEOP nor any of its Subsidiaries nor, to HEOP’s Knowledge, any Person whose liability HEOP or any of its Subsidiaries has assumed whether contractually or by operation of law, has received any notice, demand letter, claim or request for information alleging any material violation of, or material liability under, any Environmental Law, and neither HEOP nor any of its Subsidiaries is subject to any order, decree, injunction or other agreement with any Governmental Authority relating to any Environmental Law, or agreement with any third party resolving claims under any Environmental Law, which has not been fully satisfied or discharged; (vi) there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving any currently or, to HEOP’s Knowledge, formerly owned or operated property, any HEOP Loan Property, or to HEOP’s Knowledge any Person whose liability HEOP or any of its Subsidiaries has assumed, whether contractually or by operation of law, that could reasonably be expected to result in any claims, liability or investigations against HEOP, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any HEOP Loan Property, which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on HEOP; (vii) HEOP has provided and made available to PPBI copies of all material environmental reports or studies, sampling data, correspondence, filings and other material environmental information in its possession or reasonably available to it relating to HEOP, its Subsidiaries and any currently or formerly owned or operated property.

As used herein, the term “Environmental Laws” means any federal, state, local or foreign law, statute, code, ordinance, injunction, regulation, order, decree, permit, or Governmental Authority requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq. and related or similar state and local laws and regulations. The term “Hazardous Substance” means any substance that is: (X) listed, classified or regulated pursuant to any Environmental Law, (Y) any petroleum, petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials, radon or urea-formaldehyde insulation or (Z) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law. The term “Secured Creditor Exemption” has the meaning provided to such term in 42 U.S.C. § 9601(20)(A), 42 U.S.C. § 6991b(h)(9), and Cal. Health & Safety Code § 25548, et seq.

(p)               Tax Matters.

(i)              (A) All Tax Returns that are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file that have not expired) by or with respect to the HEOP Group have been or will be timely filed on or before the Closing Date, (B) all such Tax Returns are or will be true, correct and complete in all material respects, (C) all Taxes due and payable by or with respect to the HEOP Group (whether or not shown as due on any Tax Return) have been timely paid in full, (D) the unpaid Taxes of the HEOP Group did not, as of the date of the most recent financial statements included in HEOP’s Securities Documents, exceed the reserve for Tax liability set forth on the face of such financial statements and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the HEOP Group in filing its Tax Returns, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (F) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no statutes of limitation with respect to any Taxes of the HEOP Group have been waived by or on behalf of the HEOP Group.

(ii)            HEOP has made available to PPBI (A) true and correct copies of the U.S. federal, state, local and foreign income Tax Returns filed by or on behalf of the HEOP Group for each of the three most recent fiscal years for which such returns have been filed and (B) any audit report issued within the last three years relating to Taxes due from or with respect to the HEOP Group or its income, assets or operations. Section 5.03(p)(ii) of HEOP’s Disclosure Schedule sets forth any income or franchise Tax Returns filed by or on behalf of the HEOP Group that have been examined by any taxing authority since January 1, 2013.

(iii)          To the Knowledge of HEOP, except as set forth in Section 5.03(p)(iii) of HEOP’s Disclosure Schedule, there are no audits or investigations by any taxing authority or proceedings in progress with respect to the HEOP Group, nor has the HEOP Group received any notice from any taxing authority that it intends to conduct such an audit or investigation.

(iv)          No claim has been made in writing during the past five (5) years by a taxing authority in a jurisdiction where the HEOP Group does not already file Tax Returns that the HEOP Group is or may be subject to taxation by that jurisdiction.

(v)            The HEOP Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the withholding and payment of Taxes.

(vi)          The HEOP Group does not have a permanent establishment in any country other than the United States under any applicable Tax treaty between the United States and such other country and is not subject to income Tax in any country other than the United States.

(vii)        There are no Liens or other encumbrances on any of the assets of the HEOP Group that arose in connection with any failure (or alleged failure) to pay any Tax.

(viii)      No closing agreements, extensions of time within which to file any Tax Return, private letter rulings (or comparable rulings), technical advice memoranda or similar agreements or rulings have been entered into, requested of or issued by any taxing authority with respect to the HEOP Group.

(ix)          No member of the HEOP Group has been, in the past five (5) years, a party to a transaction reported or intended to qualify as a reorganization under Section 368 of the Code. No member of the HEOP Group has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares that was reported or otherwise constituted a distribution of shares under Section 355 of the Code in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transaction contemplated by this Agreement.

(x)            No member of the HEOP Group is or has been, a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; the Transaction contemplated by this Agreement is not subject to withholding under Section 1445 of the Code, and no stock transfer Taxes, sales Taxes, use Taxes or real estate transfer or gains Taxes will be imposed on the Transaction contemplated by this Agreement.

(xi)          The HEOP Group will not be required to include any material item of income in, or exclude any material item of deduction from its taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (A) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of the Code or of the Tax laws of any state or locality), (B) an installment sale or open transaction, (C) a prepaid amount, or (D) change in the accounting method of HEOP pursuant to Section 481 of the Code (or any corresponding or similar provision of the Code or of the Tax laws of any state or locality).

(xii)        Except as set forth in Section 5.03(p)(xii) of HEOP’s Disclosure Schedule, neither HEOP nor any of its Subsidiaries is a party to any Tax sharing, Tax allocation or similar agreement or arrangement (whether or not written) with any Person.

(xiii)      The HEOP Group has not (A) consummated or participated in, and is not currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Section 6662, 6011, 6111 or 6112 of the Code, applicable regulations thereunder or other related published guidance from the IRS or (B) engaged in any transaction that could give rise to (1) a registration obligation with respect to any Person under Section 6111 of the Code or the regulations thereunder, (2) a list maintenance obligation with respect to any person under Section 6112 of the Code or the regulations thereunder, or (3) a disclosure obligation as a “reportable transaction” under Section 6011 of the Code or the regulations thereunder.

(xiv)      Except as set forth in Section 5.03(p)(xiv) of HEOP’s Disclosure Schedule, no power of attorney granted by any member of the HEOP Group relating to Taxes is currently in force.

(xv)        No member of the HEOP Group has been a member of a consolidated, combined, unitary or affiliated group (other than a group of which HEOP is the parent) or has any liability for Taxes of any Person (other than another member of the HEOP Group) under Section 1.1502-6 of the regulations of the U.S. Treasury (“Treasury Regulations”) or any similar provision of state, local, or foreign law, or as a transferee or successor, by contract, or otherwise.

(xvi)      The HEOP Group has not filed a consent under Section 341(f) of the Code.

(xvii)    No property owned by the HEOP Group (A) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (B) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (C) is “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(xviii)  The HEOP Group does not owe any “corporate acquisition indebtedness” within the meaning of Section 279 of the Code.

(xix)      Any adjustment of Taxes of the HEOP Group made by a Governmental Authority, which is required to be reported to another Governmental Authority, has been so reported.

(xx)        The HEOP Group is not required to include in income any amount for an adjustment pursuant to (A) election by the HEOP Group under Section 108(i) of the Code or the Treasury Regulations thereunder or (B) any other election, action, or agreement by the HEOP Group that would have the effect of deferring any liability for Taxes of the HEOP Group.

(q)               Risk Management Instruments.

(i)              Except as set forth in Section 5.03(q)(i) of HEOP’s Disclosure Schedule, neither HEOP nor any of its Subsidiaries is a party to, or has agreed to enter into a Derivatives Contract, whether for the account of HEOP or any of its Subsidiaries.

(ii)            “Derivatives Contract” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivatives Contract” shall not include any HEOP Options.

(r)                 Loans; Nonperforming and Classified Assets.

(i)              Each Loan on the books and records of HEOP and its Subsidiaries was made and has been serviced in all material respects in accordance with Heritage Oaks Bank’s lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to HEOP’s Knowledge, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles. The Loan data tapes previously provided by HEOP to PPBI accurately reflects in all material respects the Loan portfolio of HEOP and its Subsidiaries as of the date of such loan tape.

(ii)            HEOP has set forth in Section 5.03(r)(ii) of HEOP’s Disclosure Schedule as of the date hereof: (A) any Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to HEOP’s Knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as “substandard,” “doubtful,” “loss” or “special mention” (or words of similar import) by HEOP, any of its Subsidiaries or an applicable regulatory authority (it being understood that no representation is being made that the DBO or the FDIC would agree with the loan classifications established by HEOP); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof as of September 30, 2016; and (D) each Loan with any director, executive officer or five percent or greater shareholder of HEOP or any of its Subsidiaries, or to HEOP’s Knowledge, any Person controlling, controlled by or under common control with, any of the foregoing.

(s)                Properties. To HEOP’s Knowledge, all real and personal property owned by HEOP or any of its Subsidiaries or presently used by any of them in their respective business is in a good condition (ordinary wear and tear excepted) and is sufficient to carry on their respective business in the ordinary course of business consistent with their past practices. HEOP has good, marketable and indefeasible title, free and clear of all Liens, to all of the material properties and assets, real and personal, reflected on the consolidated balance sheet of HEOP as of September 30, 2016 included in HEOP’s Securities Documents, or acquired after such date, other than properties sold by HEOP or any of its Subsidiaries in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable for which adequate reserves have been established, (ii) pledges to secure deposits incurred in the ordinary course of its banking business consistent with past practice, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, (iv) as reflected on the consolidated balance sheet of HEOP as of September 30, 2016 included in HEOP’s Securities Documents and/or (v) as shown on the title policies listed in Section 5.03(s) of HEOP’s Disclosure Schedule. All real and personal property which is material to HEOP’s business on a consolidated basis and leased or licensed by HEOP or any of its Subsidiaries is held pursuant to leases or licenses which are valid obligations of HEOP or any of its Subsidiaries and, to HEOP’s Knowledge, are valid and binding obligations of the other parties thereto, enforceable against HEOP or such Subsidiary of HEOP, and to HEOP’s Knowledge, the other parties thereto, in accordance with their terms (in each case, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights or by general equity principles). Except as set forth in Section 5.03(s) of HEOP’s Disclosure Schedule, such leases will not terminate or lapse prior to the Effective Time and HEOP and each of its Subsidiaries has the right to use and occupy such leased real property for the full term, and in accordance with the conditions of the lease relating thereto. Neither HEOP nor any of its Subsidiaries has received any written notice of termination, cancellation, breach or default under any such real property lease and, to the Knowledge of HEOP as of the date hereof, no event has occurred, and no circumstances or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, (A) result in a violation or breach of any of the provisions of any real property lease, (B) give any Person the right to declare a default or exercise any remedy under any real property lease, (C) give any Person the right to accelerate the maturity or performance of any real property lease, or (D) give any Person the right to cancel, terminate or modify any real property lease. To HEOP’s Knowledge, HEOP and its Subsidiaries are in compliance with all applicable health and safety related requirements for the real property owned by any of them, including those requirements under the Americans with Disabilities Act of 1990, as amended.

(t)                 Intellectual Property; Information Technology; Security.

(i)              Each of HEOP and its Subsidiaries owns or possesses valid and binding licenses and other rights to use all Intellectual Property used by HEOP and its Subsidiaries in the conduct of its business as currently conducted, and neither HEOP nor any of its Subsidiaries has received any notice of conflict or allegation of invalidity with respect thereto that asserts the right of others. HEOP has listed all registered Intellectual Property owned by HEOP and its Subsidiaries, and all contracts to which HEOP and its Subsidiaries has licensed Intellectual Property from third parties that is material to the operation of HEOP and its Subsidiaries, in Section 5.03(t)(i) of HEOP’s Disclosure Schedule (other than commercially available “shrink wrap” or “click wrap” licenses). Each of HEOP and its Subsidiaries owns or has a valid right to use or license such Intellectual Property, free and clear of all Liens (except any restrictions set forth in any licensed Intellectual Property), and has performed all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing. To HEOP’s Knowledge, such Intellectual Property is valid and enforceable.

(ii)            (A) Each of HEOP and its Subsidiaries owns or is validly licensed to use (in each case, free and clear of any Liens, except), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (B) to HEOP’s Knowledge, the use of any Intellectual Property by HEOP or any of its Subsidiaries and the conduct of their respective businesses as currently conducted does not infringe on or otherwise violate the legal rights of any Person; (C) to HEOP’s Knowledge, no Person is challenging, infringing on or otherwise violating any right of HEOP or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to HEOP or any of its Subsidiaries; and (D)  neither HEOP nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending legal proceeding against HEOP or any of its Subsidiaries with respect to any Intellectual Property used by HEOP or any of its Subsidiaries, or any Intellectual Property owned by any Person, and as of the date hereof, HEOP and its Subsidiaries are unaware of any facts or events that would give rise to any legal proceeding against HEOP or any of its Subsidiaries that is likely to succeed.

(iii)          To HEOP’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of HEOP’s and its Subsidiaries respective businesses (collectively, “HEOP IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use.  The HEOP IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct business as currently conducted.   Neither HEOP nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the HEOP IT Systems.  HEOP and its Subsidiaries have taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of its business. Neither HEOP nor any of its Subsidiaries is in breach of any Material Contract related to any HEOP IT Systems.

(u)               Fiduciary Accounts. HEOP and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither HEOP nor any of its Subsidiaries, nor, to HEOP’s Knowledge, any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(v)               Books and Records. The books and records of HEOP and its Subsidiaries have been fully, properly and accurately maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of HEOP and its Subsidiaries.

(w)             Insurance. Section 5.03(w) of HEOP’s Disclosure Schedule lists and summarizes all of the insurance policies, binders, or bonds currently maintained by HEOP and its Subsidiaries (“Insurance Policies”), which summary includes for each Insurance Policy, the name of the insurance carrier, annual premiums, and the amount of coverage per event and, in the aggregate, a named insured (including any additional insured that may be required), or otherwise the beneficiary of the coverage. HEOP and each of its Subsidiaries is insured with reputable insurers against such risks and in such amounts as are customary and prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; neither HEOP nor any of its Subsidiaries is in default thereunder; no event has occurred which, with notice or lapse of time, or both, would constitute a default or permit termination, modification or acceleration under such policies; all premiums due and payable with respect to the Insurance Policies have been timely and fully paid; and all claims thereunder have been filed in due and timely fashion. Except as set forth in Section 5.03(w) of HEOP’s Disclosure Schedule, there is no claim for coverage by HEOP or any of its Subsidiaries pending under any Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies or in respect of which such underwriters have reserved their rights. Neither HEOP nor any of its Subsidiaries have received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any Insurance Policies.

(x)               Allowance For Loan Losses. Heritage Oaks Bank’s allowance for loan losses is, and shall be as of the Effective Date, in compliance with Heritage Oaks Bank’s existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

(y)               Transactions With Affiliates. All “covered transactions” between Heritage Oaks Bank and an “affiliate” within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions.

(z)                Intentionally Omitted.

(aa)            Required Vote; Antitakeover Provisions.

(i)              The affirmative vote of the holders of a majority of the outstanding shares of HEOP Common Stock entitled to vote is necessary to approve this Agreement and the Transaction on behalf of HEOP. No other vote of the shareholders of HEOP is required by law, the HEOP Articles, the HEOP Bylaws or otherwise to approve this Agreement, the Bank Merger Agreement and the Transaction.

(ii)            Based on the representation and warranty of PPBI contained in Section 5.04(l), no “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation under the CGCL or any applicable provisions of the takeover laws of any other state (and any comparable provisions of the HEOP Articles and HEOP Bylaws), apply or will apply to this Agreement, the Bank Merger Agreement or the Transaction.

(bb)           Fairness Opinion. The HEOP Board has received the opinion of Sandler O’Neill & Partners, L.P., to the effect that as of such date, subject to the assumptions, qualifications, limitations and other matters stated therein, the Exchange Ratio is fair to the holders of HEOP Common Stock from a financial point of view.

(cc)            Transactions in Securities.

(i)              Since December 31, 2012, all offers and sales of HEOP Common Stock by HEOP were at all relevant times exempt from, or complied with, the registration requirements of the Securities Act.

(ii)            Neither HEOP, none of its Subsidiaries, nor, to HEOP’s Knowledge, (A) any director or executive officer of HEOP or any of its Subsidiaries, (B) any Person related to any such director or officer by blood, marriage or adoption and residing in the same household and (C) any Person who has been knowingly provided material nonpublic information by any one or more of these Persons, has purchased or sold, or caused to be purchased or sold, any shares of HEOP Common Stock or other securities issued by HEOP (1) during any period when HEOP was in possession of material nonpublic information, or (2) in violation of any applicable provision of federal or state securities laws, rules or regulations.

(dd)          Disclosure. The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

(ee)            No Additional Representations. Except for the representations and warranties made by HEOP in this Section 5.03 and as Previously Disclosed, neither HEOP nor any other Person makes any express or implied representation or warranty with respect to HEOP, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and HEOP hereby expressly disclaims any such other representations and warranties.

5.04          Representations and Warranties of PPBI. Subject to Sections 5.01 and 5.02, PPBI hereby represents and warrants to HEOP as follows:

(a)                Organization, Standing and Authority. PPBI is duly organized, validly existing and in good standing under the laws of the State of Delaware. PPBI is duly licensed or qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not have nor reasonably be expected to have a Material Adverse Effect on PPBI. PPBI has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

(b)               PPBI Capital Stock.

(i)              As of the date hereof, the authorized capital stock of PPBI consists solely of 100,000,000 shares of PPBI Common Stock, of which 27,663,783 shares were issued and outstanding as of the close of business on December 8, 2016, and 1,000,000 shares of PPBI Preferred Stock, of which no shares were issued and outstanding as of the date hereof. The outstanding shares of PPBI Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of PPBI Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of PPBI, except for shares of PPBI Common Stock issuable pursuant to the PPBI Benefit Plans and by virtue of this Agreement.

(ii)            The shares of PPBI Common Stock to be issued in exchange for shares of HEOP Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

(c)                Pacific Premier.

(i)              Pacific Premier is duly organized, validly existing and in good standing under the laws of the State of California and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Pacific Premier is duly licensed by the DBO and its deposit accounts are insured by the FDIC in the manner and to the maximum extent provided by applicable law.

(ii)            (A) PPBI owns, directly or indirectly, all the issued and outstanding equity securities of Pacific Premier, (B) no equity securities of Pacific Premier are or may become required to be issued (other than to PPBI) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which Pacific Premier is or may be bound to sell or otherwise transfer any of its equity securities (other than to PPBI or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to PPBI’s right to vote or to dispose of such securities.

(d)               Corporate Power. Each of PPBI and Pacific Premier has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. PPBI has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction and to cause Pacific Premier to consummate the Bank Merger Agreement, and Pacific Premier has the corporate power and authority to execute, deliver and perform its obligations under the Bank Merger Agreement, in each case, subject to the receipt of all necessary approvals of Governmental Authorities and the approval by PPBI’s shareholders of the issuance of PPBI Common Stock in the Merger.

(e)                Corporate Authority. Subject to the approval of the issuance of the PPBI Common Stock in the Merger by a majority of the votes cast at the PPBI Meeting, this Agreement and the Transaction and the Bank Merger and the Bank Merger Agreement have been authorized by all necessary corporate action of PPBI, the PPBI Board, Pacific Premier and the Pacific Premier Board, as applicable, and will be authorized by all necessary corporate action of the sole shareholder of Pacific Premier. This Agreement has been duly executed and delivered by PPBI and, assuming due authorization, execution and delivery by HEOP, this Agreement is a valid and legally binding agreement of PPBI enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)                Regulatory Approvals; No Defaults.

(i)              No consents or approvals of, or waivers by, or notices to, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by PPBI or any of its Subsidiaries in connection with the execution, delivery or performance by PPBI of this Agreement and by Pacific Premier of the Bank Merger Agreement or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FRB and the DBO, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the issuance of PPBI Common Stock in the Merger, (C) approval of listing of such PPBI Common Stock on the Nasdaq, (D) the filing of (1) the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (2) the Certificate of Merger, as certified by the Secretary of State of the State of Delaware, with the Secretary of State of the State of California pursuant to the CGCL, and (3) the Bank Merger Agreement with the Secretary of State of the State of California and the DBO pursuant to the CGCL and CFC and (E) the approval by PPBI’s shareholders of the issuance of PPBI Common Stock in the Merger. As of the date hereof, PPBI is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)            Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by PPBI and the Bank Merger Agreement by Pacific Premier and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, code, ordinance, rule or regulation or any judgment, decree, injunction, order, governmental permit or license, or agreement, indenture or instrument of PPBI or of any of its Subsidiaries or to which PPBI or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of PPBI or any of its Subsidiaries or (C) require any consent or approval under any such law, code, ordinance, rule, regulation, judgment, decree, injunction, order, governmental permit or license, agreement, indenture or instrument.

(g)               Financial Reports and Securities Documents; Material Adverse Effect.

(i)              PPBI’s Annual Report on Form 10-K for the year ended December 31, 2015 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2015 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, “PPBI’s Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated statements of financial condition contained in or incorporated by reference into any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of PPBI and its Subsidiaries as of its date, and each of the consolidated statements of operations and stockholders’ equity and other comprehensive income (loss) and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders’ equity and other comprehensive income (loss) and cash flows, as the case may be, of PPBI and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

(ii)            Since September 30, 2016, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to PPBI.

(h)               Legal Proceedings. No litigation, arbitration, claim or other proceeding before any court or governmental agency is pending against PPBI or its Subsidiaries and, to PPBI’s Knowledge, no such litigation, arbitration, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, arbitration, claim or other proceeding in any such case that, individually or in the aggregate, has or could be reasonably expected to have a Material Adverse Effect with respect to PPBI. Neither PPBI nor any of its Subsidiaries nor any of their respective properties is a party to or subject to any order, judgment, decree or regulatory restrictions that, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect with respect to PPBI.

(i)                 No Brokers. No action has been taken by PPBI or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction, other than a fee payable by PPBI to D.A. Davidson & Co.

(j)                 Regulatory Matters.

(i)              Since January 1, 2013, PPBI and each of its Subsidiaries has duly filed with the appropriate bank regulatory authorities in substantially correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations, and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examination of PPBI and each of its Subsidiaries by the appropriate regulatory authorities, neither PPBI nor any of its Subsidiaries was required to correct or change any action, procedure or proceeding which PPBI believes in good faith has not now been corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on PPBI. The most recent regulatory rating given to Pacific Premier as to compliance with the Community Reinvestment Act is “satisfactory.” To the Knowledge of PPBI, since Pacific Premier’s last regulatory examination of Community Reinvestment Act compliance, Pacific Premier has not received any complaints as to Community Reinvestment Act compliance.

(ii)            Neither PPBI nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, directive, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, nor has PPBI or any of its Subsidiaries adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority. PPBI and its Subsidiaries have paid all assessments made or imposed by any Governmental Authority.

(iii)          Neither PPBI nor any its Subsidiaries has been advised by, and does not have any Knowledge of facts which would reasonably be expected to give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(iv)          (A) No Governmental Authority has initiated since December 31, 2012 or has pending any proceeding, enforcement action or, to PPBI’s Knowledge, investigation or inquiry into the business, operations, policies, practices or disclosures of PPBI or any of its Subsidiaries (other than normal examinations conducted by a Governmental Authority in the ordinary course of the business of PPBI or the applicable Subsidiary), or, to PPBI’s Knowledge, threatened any of the foregoing, and (B) there is no unresolved violation, criticism, comment or exception by any Governmental Authority with respect to any report or statement relating to any examinations or inspections of PPBI or its Subsidiaries, except in each case in subparagraphs (A) and (B), that did not have a Material Adverse Effect.

(v)            PPBI and Pacific Premier are “well-capitalized” (as that term is defined at 12 CFR §225.2(r) or the relevant regulation of its primary federal bank regulator) and the rating of Pacific Premier under the CRA is no less than “satisfactory.”  Neither PPBI nor Pacific Premier has received any notification from a Governmental Authority that their status as “well-capitalized” or “satisfactory” for CRA purposes will change within one year, nor does PPBI have Knowledge of any conditions or circumstances that would result in a CRA rating of less than “satisfactory” or material criticism from regulators with respect to discriminatory lending practices.

(k)               Compliance With Laws. Each of PPBI and its Subsidiaries:

(i)              is, and at all times since December 31, 2012 has been in material compliance with all applicable federal, state, local and foreign statutes, laws, codes, regulations, ordinances, rules, judgments, injunctions, orders, decrees or policies and/or guidelines of a Governmental Authority applicable thereto or to the employees conducting such businesses, including, without limitation, Section 23A and 23B of the Federal Reserve Act and FRB regulations pursuant thereto, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, the Electronic Fund Transfer Act and Regulation E of the FRB, all other applicable fair lending laws and other laws relating to discriminatory business practices and Environmental Laws and all posted and internal policies of PPBI and its Subsidiaries related to customer data, privacy and security;

(ii)            has, and at all times since December 31, 2012 has had, all permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities (and has paid all fees and assessments due and payable in connection therewith) that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to PPBI’s Knowledge, no suspension or cancellation of any of them is threatened; and

(iii)          has received no notification or communication from any Governmental Authority (A) asserting that PPBI or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to PPBI’s Knowledge, do any grounds for any of the foregoing exist).

(l)                 Employee Benefit Plans.

(i)              All material benefit and compensation plans, contracts, policies or arrangements maintained, contributed to, obligated to be contributed to, or sponsored by PPBI and Pacific Premier for the benefit of current or former employees of PPBI and its Subsidiaries and current or former directors or independent contractors of PPBI and its Subsidiaries including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, any pension, retirement, profit sharing, medical, life, accidental death and dismemberment, disability, dental, vision, compensation, severance, termination pay, salary continuation, unemployment, workers’ compensation, vacation, sick pay, paid-time off, retention, employment, consulting, change in control, fringe benefit, deferred compensation, stock option, stock purchase, stock appreciation rights or other stock-based incentive, cafeteria or flexible benefit, adoption or educational assistance, and bonus or other cash-based incentive, or other similar plans, agreements, programs, policies or other arrangements (whether written or oral and whether or not qualified or funded) or any such plan for which PPBI and its Subsidiaries may have any liability including, without limitation, as a result of being deemed a single employer with any entity under Section 4001(b)(1) of ERISA or Section 414 of the Code (collectively, the “PPBI Benefit Plans”), have been provided or made available to HEOP.

(ii)            Each PPBI Benefit Plan has been established and administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such PPBI Benefit Plan is maintained.

(iii)          Other than as disclosed and identified as such in Section 5.04(l)(iii) of PPBI’s Disclosure Schedule, neither PPBI nor any entity considered to be a single employer with PPBI under Section 4001(b)(1) of ERISA or Section 414 of the Code maintains or contributes to any pension plan subject to Title IV of ERISA, to any multiemployer plan (as defined in 4001(a)(3) of ERISA), or to any PPBI Benefit Plan providing for retiree health and life benefits, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA or under the continuation of coverage provisions of the laws of any state or locality.

(m)             Tax Matters. (i) All Tax Returns that are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file that have not expired) by or with respect to PPBI or any of its Subsidiaries have been or will be timely filed on or before the Closing Date, (ii) all such Tax Returns are or will be true, correct and complete in all material respects, (iii) all Taxes due and payable by or with respect to PPBI or any of its Subsidiaries (whether or not shown as due on any Tax Return) have been timely paid in full, (iv) the unpaid Taxes of PPBI and its Subsidiaries did not, as of the date of the most recent financial statements, exceed the reserve for Tax liability set forth on the face of such financial statements and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of PPBI and its Subsidiaries in filing its Tax Returns, (v) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (vi) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (v) are currently pending, and (vii) no claim has been made in writing in the past five (5) years by a taxing authority in a jurisdiction where PPBI or any of its Subsidiaries does not already file Tax Returns that PPBI or a Subsidiary is or may be subject to taxation by that jurisdiction.

(n)               Ownership of HEOP Common Stock. None of PPBI or any of its Subsidiaries, or to PPBI’s Knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of HEOP Common Stock (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

(o)               Absence of Certain Changes or Events. Since January 1, 2015, except as specifically contemplated by or as disclosed in this Agreement, there has not been any Material Adverse Effect with respect to PPBI or any event or development that is reasonably expect to have, either individually or in the aggregate, a Material Adverse Effect with respect to PPBI.

(p)               Disclosure. The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

(q)               No Additional Representations. Except for the representations and warranties made by PPBI in this Section 5.04 and as Previously Disclosed, neither PPBI nor any other Person makes any express or implied representation or warranty with respect to PPBI, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and PPBI hereby expressly disclaims any such other representations or warranties.

Article VI

COVENANTS

6.01          Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of HEOP and PPBI agrees to use its commercially reasonable best efforts in good faith, and to cause their respective Subsidiaries to use their commercially reasonable best efforts in good faith, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VII hereof, and shall cooperate fully with the other party hereto to that end.

6.02          Shareholder Approval.

(a)        HEOP agrees to take, in accordance with applicable law and the HEOP Articles and the HEOP Bylaws, all action necessary to convene as soon as reasonably practicable after the Registration Statement becomes effective, a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by HEOP’s shareholders for consummation of the Transaction (including any adjournment or postponement, the “HEOP Meeting”). Except with the prior approval of PPBI, no other matters shall be submitted for the approval of the HEOP shareholders at the HEOP Meeting. Subject to Section 6.02(b), the HEOP Board shall at all times prior to and during such HEOP Meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its shareholders and shall not (x) withdraw, modify or qualify in any manner adverse to PPBI such recommendation or (y) take any other action or make any other public statement in connection with the HEOP Meeting inconsistent with such recommendation (collectively, a “Change in Recommendation”), except as and to the extent permitted by Section 6.02(b). Notwithstanding any Change in Recommendation, this Agreement shall be submitted to the shareholders of HEOP at the HEOP Meeting for the purpose of approving the Agreement and any other matters required to be approved by HEOP’s shareholders for consummation of the Transaction. In addition to the foregoing, HEOP shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

(b)       Notwithstanding the foregoing, HEOP and the HEOP Board shall be permitted to effect a Change in Recommendation if and only to the extent that:

(i) HEOP shall have complied in all material respects with Section 6.07;

(ii)               the HEOP Board, after consulting with its outside counsel and financial advisor, shall have determined in good faith that failure to do so would result in a breach of its fiduciary duties under applicable law; and

(iii)             if the HEOP Board intends to effect a Change in Recommendation following receipt of an Acquisition Proposal, (A) the HEOP Board shall have concluded in good faith, after giving effect to all of the adjustments which may be offered by PPBI pursuant to clause (C) below, that such Acquisition Proposal constitutes a Superior Proposal, (B) HEOP shall notify PPBI, at least five Business Days in advance, of its intention to effect a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to PPBI all the material terms and conditions of such proposal, and (C) prior to effecting such a Change in Recommendation, HEOP shall, and shall cause its financial and legal advisors to, during the period following HEOP’s delivery of the notice referred to in clause (B) above, negotiate with PPBI in good faith for a period of up to five Business Days (to the extent PPBI desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

(c)        PPBI agrees to take, in accordance with applicable law and the PPBI Certificate and PPBI Bylaws, all action necessary to convene as soon as reasonably practicable a meeting of its stockholders to consider and vote upon the approval of the issuance of the PPBI Common Stock in the Merger and any other matters required to be approved by PPBI’s stockholders for consummation of the Transaction (including any adjournment or postponement, the “PPBI Meeting”). The PPBI Board shall at all times prior to and during the PPBI Meeting recommend approval of the issuance of the PPBI Common Stock in the Merger and any other matters required to be approved by PPBI’s shareholders for consummation of the transaction contemplated hereby and shall take all reasonable lawful action to solicit such approval by its stockholders.

6.03          Registration Statement.

(a)        PPBI agrees to prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by PPBI with the SEC in connection with the issuance of the shares of PPBI Common Stock to the HEOP shareholders as the Merger Consideration in the Merger (including the joint proxy statement for the PPBI Meeting and the HEOP Meeting and prospectus and other proxy solicitation materials of PPBI and HEOP constituting a part thereof (the “Proxy Statement”) and all related documents). HEOP shall prepare and furnish such information relating to it, its Subsidiaries and their respective directors, officers and shareholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and HEOP, and its legal, financial and accounting advisors, shall have the right to review in advance and comment on such Registration Statement prior to its filing. HEOP agrees to cooperate with PPBI and PPBI’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. PPBI shall use its best efforts to file, or cause to be filed, the Registration Statement with the SEC within forty-five (45) days of the date of this Agreement or as promptly as reasonably practicable thereafter. Each of HEOP and PPBI agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. PPBI also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, HEOP and PPBI shall promptly mail at each party’s own expense the Proxy Statement to all of their respective shareholders.

(b)       Each of HEOP and PPBI agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to HEOP’s and PPBI’s respective shareholders and at the time(s) of the HEOP Meeting and the PPBI Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of HEOP and PPBI further agrees that if such party shall become aware prior to the date of effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

(c)        PPBI agrees to advise HEOP promptly in writing after PPBI receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of PPBI Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent PPBI is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04          Regulatory Filings.

(a)        Each of PPBI and HEOP and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Authorities necessary to consummate the Transaction; and PPBI shall use its best efforts to make any initial application filings with Governmental Authorities within thirty (30) days of the date of this Agreement or as promptly as reasonably practicable thereafter. Each of PPBI and HEOP shall have the right to review in advance, and to the extent practicable, each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any Governmental Authority in connection with the Transaction, provided that PPBI shall not be required to provide HEOP with confidential portions of any filing with a Governmental Authority. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other party hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other party apprised of the status of material matters relating to completion of the Transaction. Each party hereto further agrees to provide the other party with a copy of all correspondence to or from any Governmental Authority in connection with the Transaction, provided that PPBI shall not be required to provide HEOP with confidential portions of any filing with a Governmental Authority.

(b)       Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of their Subsidiaries to any Governmental Authority.

6.05          Press Releases. HEOP and PPBI shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that PPBI or HEOP may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may, upon the advice of outside counsel, be required by law or the rules or regulations of the SEC or Nasdaq. HEOP and PPBI shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

6.06          Access; Information.

(a)        HEOP agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford PPBI and PPBI’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), systems, properties, personnel and advisors of HEOP and its Subsidiaries and to such other information relating to HEOP and its Subsidiaries as PPBI may reasonably request, provided that PPBI shall coordinate any and all meetings with HEOP personnel with one or more designated representatives of HEOP, and, during such period, HEOP shall furnish promptly to PPBI (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state banking, lending, securities, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of HEOP and its Subsidiaries as PPBI may reasonably request. Notwithstanding the foregoing, HEOP shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of HEOP or any other Person in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement, provided that in any such event, HEOP will work in good faith with PPBI to make appropriate substitute disclosure arrangements.

(b)       During the period from the date of this Agreement to the Effective Time, HEOP shall, upon the request of PPBI, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of PPBI regarding its consolidated financial condition, operations and business and matters relating to the completion of the Transaction. Subject to applicable law, as soon as reasonably available, but in no event more than 15 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), HEOP will deliver to PPBI its consolidated balance sheet and consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows, without related notes, for such quarter prepared in accordance with GAAP, and, as soon as reasonably available, but in no event more than 30 days after the end of each fiscal year, HEOP will deliver to PPBI its consolidated balance sheet and consolidated statements of income, changes in stockholders’ equity and comprehensive income and cash flows for such year prepared in accordance with GAAP. Subject to applicable law, within 15 days after the end of each month, HEOP will deliver to PPBI a consolidated balance sheet and consolidated statements of income, without related notes, for such month prepared in accordance with GAAP.

(c)        PPBI agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford HEOP and HEOP’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), systems, properties, personnel and advisors of PPBI and its Subsidiaries and to such other information relating to PPBI and its Subsidiaries as HEOP may reasonably request, provided that HEOP shall coordinate any and all meetings with PPBI personnel with one or more designated representatives of PPBI, and, during such period, PPBI shall furnish promptly to HEOP (i) a copy of each report, schedule, registration statement and other document filed or received during such period pursuant to the requirements of federal or state banking, lending, securities, consumer finance or privacy laws and (ii) all other information concerning the business, properties and personnel of PPBI and its Subsidiaries as HEOP may reasonably request. Notwithstanding the foregoing, PPBI shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of PPBI or any other Person in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or agreement entered into prior to the date of this Agreement, provided that in any such event, PPBI will work in good faith with HEOP to make appropriate substitute disclosure arrangements.

(d)       During the period from the date of this Agreement to the Effective Time, PPBI shall, upon the request of HEOP, cause one or more of its designated representatives to confer on a monthly or more frequent basis with representatives of HEOP regarding its consolidated financial condition, operations and business and matters relating to the completion of the Transaction. Subject to applicable law, as soon as reasonably available, but in no event more than 15 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), PPBI will deliver to HEOP its consolidated balance sheet and consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows, without related notes, for such quarter prepared in accordance with GAAP, and, as soon as reasonably available, but in no event more than 30 days after the end of each fiscal year, PPBI will deliver to HEOP its consolidated balance sheet and consolidated statements of income, changes in stockholders’ equity and comprehensive income and cash flows for such year prepared in accordance with GAAP. Subject to applicable law, within 15 days after the end of each month, PPBI will deliver to HEOP a consolidated balance sheet and consolidated statements of income, without related notes, for such month prepared in accordance with GAAP.

(e)        All information furnished pursuant to this Section 6.06 shall be subject to the provisions of the Mutual Confidentiality and Non-Disclosure Agreement, dated as of August 23, 2016 by and between PPBI and HEOP (the “Confidentiality Agreement”).

(f)        No investigation by any of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other parties set forth herein.

6.07          Acquisition Proposals.

(a)        HEOP agrees that it shall, and shall direct and use its reasonable best efforts to cause its affiliates, directors, officers, employees, agents and representatives (including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by it) (all of the foregoing, collectively, “Representatives”) to, immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal, and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal, including by requesting the other party to promptly return or destroy any confidential information previously furnished by or on behalf of HEOP or any of its Subsidiaries thereunder and by specifically enforcing the terms thereof in a court of competent jurisdiction. From the date of this Agreement through the Effective Time, neither HEOP nor any of its Subsidiaries shall, and shall cause their respective directors, officers or employees or any Representative retained by them not to, directly or indirectly through another Person, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate or that is likely to result in, any inquiries or the making of any proposal or offer that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (ii) provide any confidential information or data to any Person relating to any Acquisition Proposal, (iii) participate in any discussions or negotiations regarding any Acquisition Proposal, (iv) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligations of any Person other than PPBI or its Affiliates, (v) approve or recommend, propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose to do any of the foregoing, or (vi) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; provided, however, that prior to the date of the HEOP Meeting, if the HEOP Board determines in good faith, after consulting with its outside legal and financial advisors, that the failure to do so would breach, or would reasonably be expected to result in a breach of, the HEOP Board’s fiduciary duties under applicable law, HEOP may, in response to a bona fide, written Acquisition Proposal not solicited in violation of this Section 6.07(a) that the HEOP Board determines in good faith constitutes a Superior Proposal, subject to providing two (2) Business Days prior written notice of its decision to take such action to PPBI and identifying the Person making the proposal and all the material terms and conditions of such proposal and compliance with Section 6.07(b), (1) furnish information with respect to itself to any Person making such a Superior Proposal pursuant to a customary confidentiality agreement (as determined by HEOP after consultation with its outside counsel) on terms no more favorable to such Person than the terms contained in the Confidentiality Agreement are to PPBI, and (2) participate in discussions or negotiations regarding such a Superior Proposal. For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice or disclosure of an intention to do any of the foregoing from any Person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes 10% or more of the total revenues, net income, assets or deposits of HEOP and its Subsidiaries taken as a whole, (x) direct or indirect acquisition or purchase of any class of Equity Securities representing 10% or more of the voting power of HEOP or Heritage Oaks Bank, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of Equity Securities of HEOP or Heritage Oaks Bank or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving HEOP or Heritage Oaks Bank, other than the Transaction contemplated by this Agreement. For purposes of this Agreement, the term “Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of HEOP Common Stock then outstanding or all or substantially all of HEOP’s consolidated assets, which the HEOP Board determines in good faith, after taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), and after consulting with HEOP’s financial advisor (which shall be a recognized investment banking firm) and outside counsel, (i) is more favorable from a financial point of view to its shareholders than the Merger, (ii)  is reasonably likely to be consummated on the terms set forth, and (iii) for which financing, to the extent required, is then committed or which, in the good faith judgment of the HEOP Board, is reasonably likely to be obtained by such third party.

(b)       In addition to the obligations of HEOP set forth in Section 6.07(a), HEOP shall promptly (within 24 hours) advise PPBI orally and in writing of its receipt of any Acquisition Proposal and keep PPBI reasonably informed, on a current basis, of the continuing status thereof, including the material terms and conditions thereof and any material changes thereto, and shall contemporaneously provide to PPBI all materials provided to or made available to any third party pursuant to this Section 6.07 which were not previously provided to PPBI.

(c)        HEOP agrees that any violation of the restrictions set forth in this Section 6.07 by any Representative of HEOP or its Subsidiaries shall be deemed a breach of this Section 6.07 by HEOP.

(d)       Nothing contained in this Agreement shall prevent HEOP or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal.

(e)        The parties hereto agree that irreparable damage would occur in the event any of the restrictions set forth in Section 6.07(a) were violated by HEOP, its Subsidiaries or any Representative of HEOP or its Subsidiaries. It is accordingly agreed that PPBI shall be entitled to an injunction or injunctions to prevent breaches of Section 6.07 and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which PPBI is entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, PPBI shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

6.08          Certain Policies. Prior to the Effective Date, upon the request of PPBI, HEOP shall, and shall cause its Subsidiaries to, consistent with GAAP and applicable banking laws and regulations, use their commercially reasonable best efforts to modify or change their Loan, OREO, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of

PPBI; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Section 7.01(b); and further provided that in any event, no such modification or change made by HEOP or any of its Subsidiaries pursuant to this Section 6.08 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of HEOP or its management with any such adjustments.

6.09          Nasdaq Listing. PPBI shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq the shares of PPBI Common Stock to be issued to the HEOP shareholders (i) as the Merger Consideration in connection with the Merger, (ii) upon the exercise of Converted HEOP Options, and (iii) in connection with the conversion of the unvested restricted shares of HEOP Common Stock into shares of PPBI Common Stock.

6.10          Indemnification.

(a)        From and after the Effective Time through the sixth anniversary of the Effective Time, PPBI and the Surviving Corporation (each an “Indemnifying Party”) shall indemnify and hold harmless each present and former director, officer and employee of HEOP or a HEOP Subsidiary, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of HEOP or any HEOP Subsidiary or is or was serving at the request of HEOP or any HEOP Subsidiary as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the HEOP Articles and the HEOP Bylaws or any agreement, arrangement or understanding which has been set forth in Section 6.10 of HEOP’s Disclosure Schedule, in each case as in effect on the date hereof. PPBI shall also cause the Surviving Corporation to advance expenses as incurred by such Indemnified Parties to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by HEOP pursuant to the HEOP Articles and the HEOP Bylaws or any agreement, arrangement or understanding which has been set forth in Section 6.10 of HEOP’s Disclosure Schedule, in each case as in effect on the date hereof.

(b)       Any Indemnified Party wishing to claim indemnification under this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation

(whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties that make joint representation inappropriate, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless the Indemnified Parties have conflicts of interest), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent, which shall not be unreasonably withheld, and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine by final, non-appealable written order that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(c)        PPBI (and the Surviving Corporation) shall maintain HEOP’s existing directors’ and officers’ liability insurance policy (or provide a policy providing comparable coverage and amounts on terms no less favorable to the persons currently covered by HEOP’s existing policy, including PPBI’s existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of six (6) years after the Effective Time; provided, however, that in no event shall PPBI be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Section 6.10(c), an amount in excess of 250% of the annual premiums paid by HEOP as of the date hereof for such insurance (“Maximum Insurance Amount”); provided further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Insurance Amount, PPBI shall obtain the most advantageous coverage obtainable for an annual premium equal to the Maximum Insurance Amount. PPBI shall provide proof of such coverage to HEOP no later than 10 Business Days prior to the Effective Time.

(d)       The obligations of PPBI and the Surviving Corporation under this Section 6.10 shall not be terminated or modified by such parties in a manner adverse to any Indemnified Party or any other Person entitled to the benefits of this Section 6.10, or to whom this Section 6.10 applies, without the written consent of the effected Indemnified Party or Parties and/or such other Person, as the case may be. If PPBI or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of PPBI shall assume the obligations set forth in this Section 6.10.

(e)        The provisions of this Section 6.10 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and his or her representatives, as set forth in Section 9.07 herein, and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

6.11          Benefit Plans.

(a)        As soon as administratively practicable after the Effective Time, PPBI shall take all reasonable action so that employees of HEOP and its Subsidiaries shall be entitled to participate in each PPBI Benefit Plan of general applicability to the same extent as similarly-situated employees of PPBI and its Subsidiaries (it being understood that inclusion of the employees of HEOP and its Subsidiaries in the PPBI Benefit Plans may occur at different times with respect to different plans), provided that coverage shall be continued under the corresponding Benefit Plans of HEOP and its Subsidiaries until such employees are permitted to participate in the PPBI Benefit Plans and provided further, however, that nothing contained herein shall require PPBI or any of its Subsidiaries to make any grants to any former employee of HEOP and its Subsidiaries under any discretionary equity compensation plan of PPBI. PPBI shall cause each PPBI Benefit Plan in which employees of HEOP and its Subsidiaries are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the PPBI Benefit Plans, the service of such employees with HEOP and its Subsidiaries to the same extent as such service was credited for such purpose by HEOP and its Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or to the extent not otherwise permissible under the terms of a PPBI Benefit Plan. Nothing herein shall limit the ability of PPBI to amend or terminate any of the PPBI Benefit Plans or the HEOP Benefit Plans in accordance with their terms at any time.

(b)       At and following the Effective Time, PPBI shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of HEOP and its Subsidiaries and current and former directors of HEOP and its Subsidiaries existing as of the Effective Date, as well as all bonus, deferred compensation, supplemental retirement plan, salary continuation, severance, termination, change in control and other existing plans and policies of HEOP and its Subsidiaries to the extent that each of the foregoing are Previously Disclosed.

(c)        At such time as employees of HEOP and its Subsidiaries become eligible to participate in a medical, dental, health, life or disability plan of PPBI or its Subsidiaries, PPBI shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of PPBI, (ii) provide full credit under medical, health and dental plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under a corresponding HEOP Benefit Plan prior to the Effective Time, provided, however, that such waiver shall not be required to the extent that such waiver would result in a duplication of benefits or to the extent not otherwise permissible under the terms of a contract insuring benefits under the PPBI Benefit Plans.

(d)       Those employees of HEOP and its Subsidiaries who are not offered employment by PPBI or its Subsidiaries following the Effective Time, who are not a party to an employment agreement or otherwise entitled to an existing severance package and who sign and deliver the termination and release agreement accompanying the severance policy adopted by HEOP and set forth in Section 6.11(d) of HEOP’s Disclosure Schedule, within 30 days of the Effective Time, shall be entitled to receive a single lump sum payment of severance in an amount and in accordance with the terms of the severance policy adopted by HEOP and set forth in Section 6.11(d) of HEOP’s Disclosure Schedule. If HEOP or any of its Subsidiaries has any other severance pay plan or arrangement, then any amounts paid pursuant to that plan or arrangement shall reduce the amount that the employee will receive under this Section 6.11(d) and in no event shall there be any duplication of severance pay. Nothing contained in this Section 6.11(d) hereof shall be construed or interpreted to limit or modify in any way PPBI’s or its Subsidiaries at will employment policy or provide any third party beneficiary rights to employees of HEOP or any of its Subsidiaries. In no event shall severance pay be taken into account in determining the amount of any other benefit (including but not limited to, an individual’s benefit under any retirement plan or policy).

(e)        Prior to the Closing, HEOP shall have paid into the Heritage Oaks Bank Retirement Plan (the “HEOP Retirement Plan”) all discretionary employer contributions, including any employer matching contributions, profit sharing contributions or other non-elective contributions. Prior to the Closing, HEOP shall (i) adopt written resolutions (or take such other necessary or appropriate action), in form and substance reasonably acceptable to PPBI, to terminate the HEOP Retirement Plan in compliance with its terms and requirements of applicable law, effective no later than the Business Day preceding the Closing Date and (ii) provide for full vesting of all non-elective contributions under the HEOP Retirement Plan for all participants who currently maintain an account under the HEOP Retirement Plan, such termination and vesting to be effective no later than the Business Day preceding the Closing Date. HEOP shall provide PPBI with evidence of the termination of the HEOP Retirement Plan.

(f)        Each of HEOP and PPBI acknowledges and agrees that all provisions contained within this Section 6.11 with respect to Employees are included for the sole benefit of HEOP and nothing contained in this Section 6.11 shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.11. Nothing contained herein (i) shall be construed to establish, amend or modify any benefit plan, program or arrangement or (ii) alter or limit the ability of PPBI to amend, modify or terminate any benefit plan, program or arrangement at any time established, sponsored or maintained by PPBI or any of its Subsidiaries. Each of HEOP and PPBI agrees that the terms of this Section 6.11 do not and shall not create any right in any Person to continued employment with HEOP, PPBI or any of their respective Subsidiaries or to any compensation or benefit.

6.12          Employment Agreements. As of the date of this Agreement, Rob Osterbauer and Brooks Wise shall have entered into employment agreements (“Employment Agreements”) with Pacific Premier Bank, which shall be effective as of the Closing Date and with the terms and in the form which are set forth in Section 6.12 of PPBI’s Disclosure Schedule (and such Employment Agreements shall supersede and replace Messrs. Osterbauer’s and Wise’s current salary protection agreements with Heritage Oaks Bank, which shall be cancelled and have no further force and effect).

6.13          Appointment of Directors; Establishment of Community Advisory Board.

(a)        PPBI agrees to take all action necessary to appoint or elect, effective as of the Effective Time, three individuals, each of whom shall be mutually agreeable to PPBI and HEOP and one of whom shall be Simone  F. Lagomarsino, as directors of PPBI and Pacific Premier. Each individual shall serve until the first annual meeting of stockholders of PPBI following the Effective Time and until his or her successor is elected and qualified. Subject to the fiduciary duties of the PPBI Board, PPBI shall include such individuals on the list of nominees for director presented by the PPBI Board and for which the PPBI Board shall solicit proxies at the first annual meeting of stockholders of PPBI following the Effective Time.

(b)       Effective as of the Effective Time, PPBI shall establish a Community Advisory Board for the Central Coast Region, which shall be comprised of all members of the HEOP Board as of the Effective Time who are willing to so serve. PPBI expects that the Community Advisory Board shall hold regular meetings in accordance with and pursuant to such terms and rules of procedure as shall be adopted.

6.14          Notification of Certain Matters. Each of HEOP and PPBI shall give prompt written notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a failure of any of the conditions provided for in Article VII.

6.15          Estoppel Letters. HEOP shall use its commercially reasonable efforts to obtain and deliver to PPBI at the Closing with respect to the real estate leased by HEOP or a HEOP Subsidiary, an estoppel letter dated as of the Closing in substantially the form of Annex D attached hereto from its lessor.

6.16          Assumption of Indenture Obligations. As of the Effective Time, PPBI shall have assumed or caused one of its Subsidiaries to assume the obligations under the Indentures and such assumptions shall have been expressly agreed to by the Trustee under each such Indenture. In connection therewith, PPBI and HEOP shall execute and deliver any supplemental indentures or other documents reasonably required by the Trustee to make such assumptions effective.

6.17          Antitakeover Statutes. Each of PPBI and HEOP and their respective Boards of Directors shall, if any state antitakeover statute or similar statute becomes applicable to this Agreement and the Transaction, take all action reasonably necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transaction.

6.18          Consents. HEOP shall, and shall cause its Subsidiaries to, use their commercially reasonable best efforts to obtain all consents, approvals, waivers, non-objections and to deliver any notices required pursuant to the terms of the Material Contracts as a result of the Transaction.

6.19          Exemption from Liability Under Section 16(b). Prior to the Effective Time, each of PPBI and HEOP shall take all steps as may be necessary or appropriate to cause any disposition of shares of HEOP Common Stock or conversion of any derivative securities in respect of such shares of HEOP Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Article VII

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01          Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing of each of the following conditions:

(a)        Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of HEOP Common Stock and the holders of outstanding shares of PPBI Common Stock shall have approved the issuance of the shares of PPBI Common Stock in the Merger.

(b)       Regulatory Approvals. All regulatory approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements (other than conditions or requirements related to remedial actions) which the PPBI Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the economic benefits of the Transaction to such a degree that PPBI, in its reasonable discretion, would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

(c)        No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order which is in effect and prohibits consummation of the Transaction.

(d)       Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e)        Listing. The shares of PPBI Common Stock to be issued to the HEOP shareholders (i) as the Merger Consideration in the Merger, (ii) upon the exercise of Converted HEOP Options, and (iii) in connection with the conversion of the unvested restricted shares of HEOP Common Stock into shares of PPBI Common Stock, shall have been approved for listing on the Nasdaq.

(f)        Tax Opinion. Each of PPBI and HEOP shall have received the written opinion of Holland & Knight LLP, in form and substance reasonably satisfactory to both HEOP and PPBI, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering any such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of PPBI, HEOP and others, reasonably satisfactory in form and substance to such counsel and HEOP’s counsel.

7.02          Conditions to Obligation of HEOP. The obligation of HEOP to consummate the Merger is also subject to the fulfillment or written waiver by HEOP prior to the Closing of each of the following conditions:

(a)        Representations and Warranties. The representations and warranties of PPBI set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and HEOP shall have received a certificate, dated the Effective Date, signed on behalf of PPBI by the Chief Executive Officer and the Chief Financial Officer of PPBI to such effect.

(b)       Performance of Obligations of PPBI. PPBI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and HEOP shall have received a certificate, dated the Effective Date, signed on behalf of PPBI by the Chief Executive Officer and the Chief Financial Officer of PPBI to such effect.

(c)        Other Actions. PPBI shall have furnished HEOP with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as HEOP may reasonably request.

7.03          Conditions to Obligation of PPBI. The obligation of PPBI to consummate the Merger is also subject to the fulfillment or written waiver by PPBI prior to the Closing of each of the following conditions:

(a)        Representations and Warranties. The representations and warranties of HEOP set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date hereof and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date hereof or some other date shall be true and correct as of such date), and PPBI shall have received a certificate, dated the Effective Date, signed on behalf of HEOP by the Chief Executive Officer and the Chief Financial Officer of HEOP to such effect.

(b)       Performance of Obligations of HEOP. HEOP shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and PPBI shall have received a certificate, dated the Effective Date, signed on behalf of HEOP by the Chief Executive Officer and the Chief Financial Officer of HEOP to such effect.

(c)        Intentionally Omitted.

(d)       Minimum Non-Maturity Deposits. As of the month-end prior to the Closing Date, Heritage Oaks Bank shall have an aggregate outstanding balance of non-maturity deposits equal to at least $1.25 billion.

(e)        Minimum Tangible Common Equity. As of the Closing Date, HEOP shall have Tangible Common Equity equal to at least $183.0 million.

(f)        Intentionally Omitted.

(g)       Bank Merger. All regulatory approvals required to consummate the Bank Merger, including, without limitation, the approval of the DBO and FRB, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated. No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Bank Merger.

(h)       Other Actions. HEOP shall have furnished PPBI with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as PPBI may reasonably request.

Article VIII

TERMINATION

8.01          Termination. This Agreement may be terminated, and the Transaction may be abandoned, at any time prior to the Effective Time:

(a)                Mutual Consent. By the mutual consent in writing of PPBI and HEOP.

(b)               Breach. Provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained herein, by PPBI or HEOP in the event of a breach by the other party of any representation, warranty, covenant or agreement contained herein, which breach (i) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach and (ii) would entitle the non-breaching party not to consummate the Transaction contemplated hereby under Section 7.02(a) or (b) or 7.03(a) or (b), as the case may be.

(c)                Delay. By PPBI or HEOP in the event the Merger is not consummated by August 30, 2017, except to the extent that the failure of the Merger to be consummated by such date shall be due to (i) the failure of the party seeking to terminate pursuant to this Section 8.01(c) to perform or observe the covenants and agreements of such party set forth in this Agreement or (ii) the failure of any of the Shareholders (if HEOP is the party seeking to terminate) to perform or observe their respective covenants and agreements under the relevant Shareholder Agreement.

(d)               No Regulatory Approval. By PPBI or HEOP in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final non-appealable action of such Governmental Authority, or any Governmental Authority shall have issued a final, non-appealable injunction permanently enjoining or otherwise prohibiting the consummation of the Merger and the other transactions contemplated by this Agreement, or an application therefor shall have been permanently withdrawn at the formal or informal request of a Governmental Authority, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(d) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party set forth herein.

(e)                No HEOP Shareholder Approval. By PPBI if the approval of the shareholders of HEOP contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the HEOP Meeting or at any adjournment or postponement thereof.

(f)                HEOP Failure to Recommend; Etc. By PPBI if (i) HEOP shall have materially breached the provisions of Section 6.07 in any respect adverse to PPBI, (ii) the HEOP Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of PPBI, or (iii) HEOP shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the HEOP Meeting in accordance with Section 6.02.

(g)               No PPBI Shareholder Approval. By HEOP if the approval of the shareholders of PPBI contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the PPBI meeting or at any adjournment or postponement thereof.

(h)               Certain Tender or Exchange Offers. By PPBI if a tender offer or exchange offer for 15% or more of the outstanding shares of HEOP Common Stock is commenced (other than by PPBI or a Subsidiary thereof), and the HEOP Board recommends that the shareholders of HEOP tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten (10) Business Day period specified in Rule 14e-2(a) under the Exchange Act.

(i)                 Change in Recommendation. Provided that HEOP is not then in breach of any representation, warranty, covenant or agreement contained herein, including without limitation Section 6.02 and 6.07, by HEOP, if the HEOP Board effects a permissible Change in Recommendation in accordance with Section 6.02(b), provided further, that such termination shall not be effective until HEOP has paid the Termination Fee required by Section 8.02(b) to PPBI.

8.02          Effect of Termination and Abandonment.

(a)        In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except that (i) this Section 8.02, Section 6.06(c) and Article IX shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary, neither PPBI nor HEOP shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

(b)       The parties hereto agree that HEOP shall pay PPBI the sum of $15.0 million (the “Termination Fee”) if this Agreement is terminated as follows:

(i)              if this Agreement is terminated by PPBI pursuant to Section 8.01(f) or (h), or by HEOP pursuant to Section 8.01(i), HEOP shall pay the entire Termination Fee to PPBI on the second Business Day following the termination of this Agreement; or

(ii)            if this Agreement is terminated by (A) PPBI pursuant to Section 8.01(b), (B) by either PPBI or HEOP pursuant to Section 8.01(c) and at the time of such termination no vote of the HEOP shareholders contemplated by this Agreement at the HEOP Meeting shall have occurred, or (C) by PPBI pursuant to Section 8.01(e), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced and communicated or made known to the executive officers of HEOP or the HEOP Board (or any Person shall have publicly announced and communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal, or reiterated a previously expressed plan or intention to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the shareholders of HEOP contemplated by this Agreement at the HEOP Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), then (1) if within 9 months after such termination HEOP enters into an agreement with respect to a Control Transaction, which was the subject of such Acquisition Proposal, then HEOP shall pay to PPBI an amount equal to $11.25 million on the date of execution of such agreement and upon consummation of such Control Transaction at any time thereafter, HEOP shall pay to PPBI the remainder of the Termination Fee on the date of such consummation and (2) if a Control Transaction is consummated otherwise than pursuant to an agreement with HEOP within 12 months after such termination, then HEOP shall pay to PPBI the Termination Fee (less any amount previously paid by HEOP pursuant to clause (1) above) on the date of such consummation of such Control Transaction. As used in this Section 8.02(b), a “Control Transaction” means (i) the acquisition by any Person whether by purchase, merger, consolidation, sale, transfer or otherwise, in one transaction or any series of transactions, of a majority of the voting power of the outstanding securities of HEOP or Heritage Oaks Bank or a majority of the assets of HEOP or Heritage Oaks Bank, (ii) any issuance of securities resulting in the ownership by any Person of more than 50% of the voting power of HEOP or by any Person other than HEOP or its Subsidiaries of more than 50% of the voting power of Heritage Oaks Bank or (iii) any merger, consolidation or other business combination transaction involving HEOP or any of its Subsidiaries as a result of which the shareholders of HEOP cease to own, in the aggregate, at least 50% of the total voting power of the entity surviving or resulting from such transaction.

Any amount that becomes payable pursuant to this Section 8.02(b) shall be paid by wire transfer of immediately available funds to an account designated by PPBI. Under no circumstances shall HEOP be obligated to pay the entire Termination Fee on more than one occasion, and the parties hereby acknowledge and agree that in the event the entire Termination Fee becomes payable and is paid by HEOP pursuant to this Section 8.02, the Termination Fee shall be PPBI’s sole and exclusive remedy under this Agreement.

(c)        HEOP and PPBI agree that the agreement contained in paragraph (b) above is an integral part of the transactions contemplated by this Agreement, that without such agreement PPBI would not have entered into this Agreement, and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by HEOP. If HEOP fails to pay PPBI the amounts due under paragraph (b) above within the time periods specified in such paragraph (b), HEOP shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by PPBI in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, provided PPBI prevails on the merits, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

Article IX

MISCELLANEOUS

9.01          Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(c), 8.02 and this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

9.02          Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the approval of the principal terms of this Agreement by the HEOP shareholders, no amendment shall be made which by law requires further approval by the shareholders of HEOP without obtaining such approval. For purposes of clarification, an amendment of any date in Section 8.01(c) shall not require further approval by any shareholders and if such amendment were deemed by law to require further approval by the shareholders of HEOP, the approval of the principal terms of this Agreement by the HEOP shareholders will be deemed to have granted HEOP the authority to amend such dates without such further approval.

9.03          Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be deemed to constitute one and the same original agreement.

9.04          Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

9.05          Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel; provided that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s fraud or willful breach of any provision of this Agreement.

9.06          Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) or delivered by an overnight courier (with confirmation) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to HEOP to:

Heritage Oaks Bancorp

3380 South Higuera Street

San Luis Obispo, CA 93401

Attention: Simone F. Lagomarsino, President and

Chief Executive Officer

Fax: (805) 369-5062

With a copy to:

Manatt, Phelps & Phillips, LLP

11355 W. Olympic Blvd.

Los Angeles, CA 90064

Attention: Jordan Hamburger, Esq.

Fax: (310) 914-5821

If to PPBI to:

Pacific Premier Bancorp

17901 Von Karman Avenue

Suite 1200

Irvine, California 92614

Attention: Steven R. Gardner, President and

Chief Executive Officer

Fax: (949) 864-8616

With a copy to:

Holland & Knight LLP

800 17th Street, N.W.

Suite 1100

Washington, D.C. 20006

Attention: Norman B. Antin, Esq.

Jeffrey D. Haas, Esq.

Fax: (202) 955-5564

9.07          Entire Understanding; Limited Third Party Beneficiaries. This Agreement, the Bank Merger Agreement, the Shareholder Agreements, and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement, the Bank Merger Agreement, the Shareholder Agreements, and

the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties’ right to enforce PPBI’s obligation under Section 6.10, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08          Severability. Except to the extent that application of this Section 9.08 would have a Material Adverse Effect on HEOP or PPBI, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

9.09          Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as provided in Section 8.02(b), it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

9.10          Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written.

9.11          Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.12          Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, PPBI may at any time modify the structure of the acquisition of HEOP set forth herein, provided that (i) the Merger Consideration to be paid to the holders of HEOP Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modifications will not adversely affect the tax treatment to HEOP’s shareholders as a result of receiving the Merger Consideration and (iii) such modification will not jeopardize receipt of any required approvals of Governmental Authorities or delay consummation of the Transactions contemplated by this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

PACIFIC PREMIER BANCORP, INC.

By:    /s/ Steven R. Gardner

Name: Steven R. Gardner

Title:   President and Chief Executive Officer

By:     /s/ Ronald Nicolas

Name: Ronald Nicolas

Title:   Senior Executive Vice President and

Chief Financial Officer

HERITAGE OAKS BANCORP

By:    /s/ Simone F. Lagomarsino

Name: Simone F. Lagomarsino

Title:   President and Chief Executive Officer

By:   /s/ Greg Gehlmann

Name: Greg Gehlmann

Title:   Senior Vice President and Corporate Secretary

ANNEX A

SHAREHOLDER AGREEMENT

SHAREHOLDER AGREEMENT (this “Agreement”), dated as of December      , 2016, among __________________, a shareholder (“Shareholder”) of Heritage Oaks Bancorp, a California corporation (“HEOP”), Pacific Premier Bancorp, Inc., a Delaware corporation (“PPBI”), and, solely for purposes of the last sentence of Section 9, HEOP. All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

WHEREAS, HEOP and PPBI are entering into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Merger Agreement”), pursuant to which HEOP will merge with and into PPBI on the terms and conditions set forth therein (the “Merger”) and, in connection therewith, outstanding shares of HEOP Common Stock will be converted into shares of PPBI Common Stock in the manner set forth therein; and

WHEREAS, Shareholder owns the shares of HEOP Common Stock identified on Exhibit I hereto (such shares, together with all shares of HEOP Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the “Shares”); and

WHEREAS, in order to induce PPBI to enter into the Merger Agreement, Shareholder, solely in such Shareholder’s capacity as a shareholder of HEOP and not in any other capacity, has agreed to enter into and perform this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.       Agreement to Vote Shares. Shareholder agrees while this Agreement is in effect, that at any meeting of the shareholders of HEOP, or in connection with any written consent of the shareholders of HEOP, Shareholder shall:

(a)       appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)       vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger, the Merger Agreement and the transactions contemplated thereby; (y) against any action or agreement that to the knowledge of the Shareholder would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of HEOP contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or to the knowledge of the Shareholder would reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or the performance by Shareholder of his, her or its obligations under this Agreement.

2.       Transfer of Shares.

(a)       Prohibition on Transfers of Shares; Other Actions. Shareholder hereby agrees that while this Agreement is in effect, Shareholder shall not, (i) sell, transfer, pledge, encumber, distribute by gift or donation, or otherwise dispose of any of the Shares (or any securities convertible into or exercisable or exchangeable for Shares) or any interest therein, whether by actual disposition, physical settlement or effective economic disposition through hedging transactions, derivative instruments or other means, (ii) enter into any agreement, arrangement or understanding with any Person, or take any other action, that violates or conflicts with or could reasonably be expected to violate or conflict with Shareholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any other action that could reasonably be expected to impair or otherwise adversely affect, in any material respect, Shareholder’s power, authority and ability to comply with and perform his, her or its covenants and obligations under this Agreement; provided, however, that once the Shares have been voted at the HEOP Meeting as provided for in Section 1(b)(x) hereof, and provided that at least a majority of all of the issued and outstanding shares of HEOP Common Stock have been irrevocably voted in favor of the Merger, the Merger Agreement and the transactions contemplated thereby at the HEOP Meeting as provided for in Section 1(b)(x) hereof, then the prohibitions provided for in this Section 2 shall no longer apply to Shareholder.

(b)       Transfer of Voting Rights. Shareholder hereby agrees that Shareholder shall not deposit any Shares in a voting trust, grant any proxy or enter into any voting agreement or similar agreement or arrangement with respect to any of the Shares.

3.       Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with PPBI as follows:

(a)       Capacity. Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)       Binding Agreement. This Agreement has been duly executed and delivered by Shareholder and constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)       Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

(d)       Ownership. Shareholder’s Shares are, and, except as otherwise provided for in Section 2(a) hereof, through the term of this Agreement will be, owned beneficially and of record solely by Shareholder, except as otherwise disclosed on Exhibit I hereto. Shareholder has title to the Shares, free and clear of any lien, pledge, mortgage, security interest or other encumbrance, except as otherwise disclosed on Exhibit I hereto. As of the date hereof, the Shares identified on Exhibit I hereto constitute all of the shares of HEOP Common Stock owned beneficially or of record by Shareholder. Shareholder has and, except as otherwise provided for in Section 2(a) above, will have at all times during the term of this Agreement (i) sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 hereof, (ii) sole power of disposition and (iii) sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares owned by Shareholder on the date of this Agreement and all of the Shares hereafter acquired by Shareholder and owned beneficially or of record by him, her or it during the term of this Agreement. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Exchange Act, provided that a Person shall be deemed to beneficially own any securities which may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time within 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing).

(e)       Consents and Approvals. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations under this Agreement and the consummation by him, her or it of the transactions contemplated hereby will not, require Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority.

(f)       Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Shareholder, threatened against or affecting Shareholder or any of his, her or its affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of Shareholder to perform his, her or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

4.       No Solicitation. Shareholder hereby agrees that during the term of this Agreement he, she or it shall not, and shall not permit any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it to, directly or indirectly, (a) take any of the actions specified in clauses (i)-(vi) of Section 6.07(a) of the Merger Agreement, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or arrangement relating to HEOP, or (c) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of HEOP Common Stock in connection with any vote or other action on any matter of a type described in Section 1(b), other than to recommend that shareholders of HEOP vote in favor of the adoption and approval of the Merger Agreement and the Merger and as otherwise expressly permitted by this Agreement. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than PPBI with respect to any possible Acquisition Proposal and will take all necessary steps to inform any investment banker, financial advisor, attorney, accountant or other representative retained by him, her or it of the obligations undertaken by Shareholder pursuant to this Section 4. Nothing contained in this Section 4 shall prevent a Shareholder who is an officer or a member of the HEOP Board from discharging his or her fiduciary duties solely in his or her capacity as such an officer or director.

5.       Notice of Acquisitions; Proposals Regarding Prohibited Transactions. Shareholder hereby agrees to notify PPBI promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of HEOP Common Stock or other securities of HEOP of which Shareholder acquires beneficial or record ownership on or after the date hereof. Shareholder will comply with the provisions of Section 6.07(b) of the Merger Agreement as if he, she or it were HEOP.

6.       Non-Solicitation.

(a)       The Shareholder agrees that for a period of two (2) years following the Closing Date, the Shareholder will not directly or indirectly:

(i)       solicit (other than general solicitations through newspapers or other media of general circulation, or the engagement of professional search firms, not targeted at such employees) any employees of HEOP or its Subsidiaries prior to the Closing (“HEOP Employees”); provided, however, that the foregoing shall not apply to any HEOP Employee (Y) who does not become an employee of PPBI or any of its Subsidiaries on the Closing Date; or (Z) whose employment terminated more than six months prior to the time that such HEOP Employee is first solicited for employment following the Closing Date; or

(ii)       knowingly (A) induce, persuade, encourage or influence or attempt to induce, persuade, encourage or influence any Person having a business relationship with PPBI, HEOP or their respective Subsidiaries and Affiliates prior to the Closing Date, to discontinue, reduce or restrict such relationship after the Closing Date or (B) solicit or target the deposits, loans or other products and services from or to Persons who were depositors, borrowers or customers of HEOP or its Subsidiaries on the date of this Agreement, and/or as of the Closing Date, whether by personal contact, by telephone, by facsimile, by mail or other form of solicitation or communication, or in any other way except for general solicitations that are directed to the general public and not directed specifically to Persons who were depositors, borrowers or customers of HEOP or its Subsidiaries on the date of this Agreement, or as of the Closing Date. Notwithstanding the foregoing and for purposes of clarity, nothing herein shall prohibit the Shareholder from exercising Shareholder’s discretion relating to Shareholder’s personal and business banking relationships.

(b)       The Shareholder acknowledges and agrees that the business conducted by HEOP and its Subsidiaries is highly competitive and that the covenants made by the Shareholder in this Section 6 are made as a necessary inducement for PPBI to enter into the Merger Agreement and to consummate the transactions contemplated thereby. It is the desire and intent of the parties to this Agreement that the provisions of this Section 6 shall be enforced to the fullest extent permissible under the Laws and public policies of each jurisdiction in which enforcement is sought. It is expressly understood and agreed that although the Shareholder and PPBI each consider the restrictions contained in this Section 6 to be reasonable, if a final determination is made by a court of competent jurisdiction or an arbitrator that the time or territory or any other restriction contained in this Section 6 is unenforceable against any party, the provisions of this Section 6 shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.

(c)       The Shareholder acknowledges and agrees that the provisions of this Agreement are necessary to protect PPBI’s legitimate business interests and to protect the value of PPBI’s acquisition of HEOP. The Shareholder warrants that these provisions will not unreasonably interfere with his or her ability to earn a living or to pursue his or her occupation and the Shareholder has the means to support himself or herself and his or her dependents and the provisions of this Section 6 will not impair such ability in any manner whatsoever.

(d)       The Shareholder will not, at any time during the two-year period referred to in Subsection 6(a) of this Agreement, disparage PPBI, its Subsidiaries or any of its Affiliates, or the business conducted by PPBI, its Subsidiaries or any of their Affiliates, or any stockholder, member, director, manager, officer, employee or agent of PPBI, its Subsidiaries or any of their Affiliates.

7.       Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to PPBI if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, PPBI will not have an adequate remedy at law. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that PPBI may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with PPBI’s seeking or obtaining such equitable relief.

8.       Term of Agreement; Termination.

(a)       The term of this Agreement shall commence on the date hereof.

(b)       This Agreement shall terminate upon the earlier to occur of (i) the date, if any, of termination of the Merger Agreement in accordance with its terms, or (ii) the Effective Time of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination. Notwithstanding the foregoing, in the event this Agreement is terminated upon the Effective Time of the Merger, the provisions in Section 6 shall survive for a period of two (2) years from the Closing Date.

9.       Stop Transfer Order. In furtherance of this Agreement, Shareholder hereby authorizes and instructs HEOP to enter a stop transfer order with respect to all of Shareholder’s Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 8, except as otherwise provided for in Section 2(a) hereof. HEOP agrees that it shall comply with such stop transfer instructions.

10.       Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

11.       Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next Business Day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to PPBI to:

Pacific Premier Bancorp, Inc.

17901 Von Karman Avenue

Suite 1200

Irvine, CA 92614

Attention: Steven R. Gardner, President and Chief Executive Officer

Fax: (949) 864-8616

With a copy to:

Holland & Knight LLP

800 17th Street, N.W.

Suite 1100

Washington, D.C. 20006

Attention: Norman B. Antin, Esq.

Jeffrey D. Haas, Esq.

Fax: (202) 955-5564

If to Shareholder to:

If to HEOP to:

Heritage Oaks Bancorp

3380 South Higuera Street

San Luis Obispo, CA 93401

Attention: Simone F. Lagomarsino, President and Chief Executive Officer

Fax: (805) 369-5062

With a copy to:

Manatt, Phelps & Phillips, LLP

11355 W. Olympic Blvd.

Los Angeles, CA 90064

Attention: Jordan Hamburger, Esq.

Fax: (310) 914-5821

12.       Miscellaneous.

(a)       Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

(b)       Capacity. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of HEOP, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of HEOP or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director, officer or employee of HEOP.

(c)       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(d)       Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

(e)       Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(f)       Successors and Assigns; Third Party Beneficiaries. Neither this Agreement nor any of the rights or obligations of any party under this Agreement shall be assigned, in whole or in part, by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

(g)       Regulatory Compliance. Each of the provisions of this Agreement is subject to compliance with all applicable regulatory requirements and conditions.

13.       Attorney’s Fees. The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all reasonable fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

PACIFIC PREMIER BANCORP, INC.

By: _____________________________

Name: Steven R. Gardner

Title:   President and Chief Executive Officer

By: _____________________________

Name: Ronald Nicolas

Title:   Senior Executive Vice President and

Chief Financial Officer

HERITAGE OAKS BANCORP

By: _____________________________

Name: Simone F. Lagomarsino

Title:   President and Chief Executive Officer

By: _____________________________

Name: Greg Gehlmann

Title:   Senior Vice President and Corporate Secretary

SHAREHOLDER

________________________________
(Signature)

EXHIBIT I

SHAREHOLDER AGREEMENT

Name of Shareholder	Shares of HEOP Common Stock Beneficially Owned

ANNEX B

CERTIFICATE OF MERGER

MERGING

HERITAGE OAKS BANCORP, a California corporation

WITH AND INTO

PACIFIC PREMIER BANCORP, INC., a Delaware Corporation

 Pursuant to the provisions of Section 252(c) of the Delaware General Corporation Law (the “DGCL”), the undersigned hereby certifies as follows concerning the merger (the “Merger”) of Heritage Oaks Bancorp, a California corporation, with and into Pacific Premier Bancorp, Inc., a Delaware corporation (collectively, the “Constituent Corporations”), with Pacific Premier Bancorp, Inc. as the surviving corporation (in such capacity, the “Surviving Corporation”).

FIRST: An Agreement and Plan of Reorganization, dated as of December 12, 2016 (the “Merger Agreement”), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 252(c) of the DGCL.

SECOND: The name of the Surviving Corporation (the “Surviving Corporation”) shall be Pacific Premier Bancorp, Inc., a Delaware corporation.

THIRD: The certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of Pacific Premier Bancorp, Inc., as amended and in effect at the effective time of the Merger.

FOURTH: The Merger is to become effective at the time of the filing of this Certificate of Merger with the Secretary of the State of the State of Delaware.

FIFTH: The executed Merger Agreement is on file at an office of the Surviving Corporation, which is located at 17901 Von Karman Avenue, Suite 1200, Irvine, California 96214.

SIXTH: A copy of the Merger Agreement will be furnished by Surviving Corporation on request, and without cost, to any stockholder of any Constituent Corporation.

SEVENTH: The authorized capital stock of Heritage Oaks Bancorp is comprised of 100,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value.

(Signature page follows.)

B-1

IN WITNESS WHEREOF, the parties hereto have caused this Certificate of Merger to be duly executed by their respective authorized officers and filed in accordance with Section 252(c) of the DGCL as of _________________ [___], 201  .

PACIFIC PREMIER BANCORP, INC.

By:
Steven R. Gardner, President and Chief Executive Officer

HERITAGE OAKS BANCORP

By:
Simone F. Lagomarsino, President and Chief Executive Officer

B-2

 ANNEX C

FORM OF

BANK MERGER AGREEMENT

Bank Merger Agreement, dated as of ____________, 20__ (“Bank Merger Agreement”), by and between Heritage Oaks Bank (“Heritage Oaks Bank”) and Pacific Premier Bank (“Pacific Premier”).

WITNESSETH:

WHEREAS, Heritage Oaks Bank is a California-chartered bank and wholly-owned subsidiary of Heritage Oaks Bancorp, a California corporation (“HEOP”), which has its principal place of business in Paso Robles, California; and

WHEREAS, Pacific Premier is a California-chartered bank and a wholly-owned subsidiary of Pacific Premier Bancorp, Inc. (“PPBI”), which has its principal place of business in Irvine, California; and

WHEREAS, PPBI and HEOP have entered into an Agreement and Plan of Reorganization, dated as of December 12, 2016 (the “Agreement”), pursuant to which HEOP will merge with and into PPBI, with PPBI as the surviving corporation (the “Parent Merger”); and

WHEREAS, the Boards of Directors of Heritage Oaks Bank and Pacific Premier have approved and deemed it advisable to consummate the merger provided for herein in which Heritage Oaks Bank would merge with and into Pacific Premier on the terms and conditions herein provided immediately following the effective time of the Parent Merger.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

1.       The Merger. Subject to the terms and conditions of this Bank Merger Agreement, at the Effective Time, Heritage Oaks Bank shall merge with and into Pacific Premier (the “Merger”) under the laws of the State of California. Pacific Premier shall be the surviving corporation of the Merger (the “Surviving Bank”) and the separate existence of Heritage Oaks Bank shall cease.

2.       Articles of Incorporation and Bylaws. The Articles of Incorporation and the Amended and Restated Bylaws of Pacific Premier in effect immediately prior to the Effective Time shall be the governing documents of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

3.       Name; Offices. The name of the Surviving Bank shall be “Pacific Premier Bank.” The main office of the Surviving Bank shall be the main office of Pacific Premier immediately prior to the Effective Time. All branch offices of Heritage Oaks Bank and Pacific Premier which were in lawful operation immediately prior to the Effective Time shall continue to be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by Heritage Oaks Bank and Pacific Premier and applicable regulatory authorities after the date hereof.

4.       Directors and Executive Officers. The directors and executive officers of the Surviving Bank immediately after the Merger shall be the directors and executive officers of Pacific Premier immediately prior to the Merger, except that Simone F. Lagomarsino, Michael Morris and Michael Pfau shall be appointed as a directors of Surviving Bank effective as of the Effective Time (as defined below).

5.       Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the General Corporation Law of the State of California. Without limiting the generality of the foregoing and subject thereto, at the Effective Time:

(a)       all rights, franchises and interests of Heritage Oaks Bank in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interest were held or enjoyed by Heritage Oaks Bank immediately prior to the Effective Time; and

(b)       the Surviving Bank shall be liable for all liabilities of Heritage Oaks Bank, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of Heritage Oaks Bank shall be preserved unimpaired; after the Effective Time, the Surviving Bank will continue to issue savings accounts on the same basis as immediately prior to the Effective Time.

6.       Effect on Shares of Stock.

(a)       Heritage Oaks Bank. As of the Effective Time, each share of Heritage Oaks Bank common stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled without consideration. Any shares of Heritage Oaks Bank common stock held in the treasury of Heritage Oaks Bank prior to the Effective Time shall be retired and cancelled.

(b)       Pacific Premier. Each share of the Pacific Premier’s common stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

7.       Counterparts. This Bank Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

8.       Governing Law. This Bank Merger Agreement shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of California.

9.       Amendment. Subject to applicable law, this Bank Merger Agreement may be amended, modified or supplemented only by written agreement of Pacific Premier and Heritage Oaks Bank at any time prior to the Effective Time.

10.       Waiver. Any of the terms or conditions of this Bank Merger Agreement may be waived at any time by whichever of the parties hereto is, or the shareholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

11.       Assignment. This Bank Merger Agreement may not be assigned by any party hereto without the prior written consent of the other party.

12.       Termination. This Bank Merger Agreement shall terminate upon the termination of the Agreement prior to the Effective Time in accordance with its terms. The Bank Merger Agreement may also be terminated at any time prior to the Effective Time by an instrument executed by Heritage Oaks Bank and Pacific Premier.

13.       Conditions Precedent. The obligations of the parties under this Bank Merger Agreement shall be subject to (i) receipt of approval of the Merger from all governmental and bank regulatory authorities whose approval is required; (ii) receipt of any necessary regulatory approval to operate the main office and the branch offices of Heritage Oaks Bank as offices of Pacific Premier; and (iii) the consummation of the Parent Merger pursuant to the Agreement on or before the Effective Time.

14.       Procurement of Approvals. Heritage Oaks Bank and Pacific Premier shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Bank Merger Agreement, subject to and in accordance with the applicable provisions of the Agreement, including without limitation the preparation and submission of such applications or other filings for approval of the Merger to the governmental authorities as may be required by applicable laws and regulations.

15.       Effectiveness of Merger. The Merger shall become effective on the date and at the time that this Bank Merger Agreement, as certified by the California Secretary of State, is filed with the California Department of Business Oversight - Division of Financial Institutions, or as set forth in such filing (the “Effective Time”).

16.       Entire Agreement. Except as otherwise set forth in this Bank Merger Agreement and the Agreement, the Agreement and this Bank Merger Agreement (including the documents and the instruments referred to herein) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. To the extent of a conflict between the terms of the Agreement and the terms of this Bank Merger Agreement, the terms of the Agreement shall control.

[Signature page follows]

IN WITNESS WHEREOF, each of Pacific Premier and Heritage Oaks Bank has caused this Bank Merger Agreement to be executed on its behalf by its duly authorized officers.

PACIFIC PREMIER BANK

By:
Name:	Steven R. Gardner
Title:	President and Chief Executive Officer

By:
Name:	Ronald Nicolas
Title:	Senior Executive Vice President and
Chief Financial Officer

HERITAGE OAKS BANK

By:
Name:	Simone F. Lagomarsino
Title:	President and Chief Executive Officer

By:
Name:	Greg Gehlmann
Title:	Senior Vice President and Chief Bank
Counsel

 ANNEX D

LANDLORD ESTOPPEL LETTER

__________, 2017

Pacific Premier Bancorp, Inc.

17901 Von Karman Avenue

Suite 1200

Irvine, CA 92614

Re:	___________________, as amended __________________ (“Lease”) by and between ____________________________________________ (“Landlord”) and ________________________________ (“Tenant”) for the premises commonly known as ____________________ (“Premises”)

Dear __________:

In connection with the acquisition of Heritage Oaks Bancorp (“HEOP”) and its subsidiary Heritage Oaks Bank (“Heritage Oaks Bank”) by Pacific Premier Bancorp, Inc. (“Assignee”) pursuant to a merger of HEOP with and into Assignee and a merger of Heritage Oaks Bank with and into Pacific Premier Bank, a subsidiary of Assignee (collectively, the “Merger”), and the corresponding assignment of the above referenced Lease, the undersigned Landlord hereby certifies to Assignee that the following statements are true, correct and complete as of the date hereof:

1.       Tenant is the tenant under the Lease for the Premises. There have been no amendments, modifications or revisions to the Lease, and there are no agreements of any kind between Landlord and Tenant regarding the Premises, except as provided in the attached Lease.

2.       Attached hereto as Schedule A is a true, correct and complete copy of the Lease which has been duly authorized and executed by Landlord and which is in full force and effect.

3.       Tenant has accepted and is in possession of the Premises and is presently occupying the Premises. To the Landlord’s knowledge, the Lease has not been assigned, by operation of law or otherwise, by Tenant, and no sublease, concession agreement or license, covering the Premises, or any portion of the Premises, has been entered into by Tenant.

4.       No rent under the Lease has been paid to Landlord more than one (1) month in advance, and no other sums or security deposits have been deposited with Landlord, except in the amount $__________. (If none, state “NONE”). Tenant is not entitled to rent concessions or free rent.

5.       All conditions and obligations under the Lease to be satisfied or performed by Landlord and Tenant as of the date hereof have been fully satisfied or performed.

D-1

6.       Neither Landlord nor Tenant is in default under the Lease and no event has occurred which, with the giving of notice or passage of time, or both, could result in such a default.

7.       Landlord has not received any notice of any present violation of any federal, state, county or municipal laws, regulations, ordinances, orders or directives relating to the use or condition of the Premises.

8.       Except as specifically stated herein, Tenant has not been granted any option to extend the term of the Lease, except as set forth in the Lease.

9.       If and to the extent that Landlord’s consent thereto is required under the terms of the Lease, Landlord hereby consents to the Merger and the resulting assignment of the Lease to Assignee.

The agreements and certifications set forth herein are made with the knowledge and intent that Assignee will rely on them in purchasing the Premises, and Assignee’s successors and assigns may rely upon them for that purpose.

Very truly yours,

[LANDLORD]

___________________________________

By: _______________________________

Name: _____________________________

Title: ______________________________

D-2

SCHEDULE A

LEASE

[INSERT]

D-3